                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              FRONTIER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No Fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction: $

  (5)  Total fee paid: $

[X] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: $

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                         [LOGO OF FRONTIER CORPORATION]

                                                               September 8, 1999

Dear Shareholders,

  We previously mailed to you a joint proxy statement/prospectus relating to the special meeting of Frontier shareholders which we will hold at 10:30 a.m., local time, on September 23, 1999, at the Crowne Plaza of Rochester, 70 State Street, Rochester, New York, to vote on the adoption of the merger agreement, as amended, with Global Crossing Ltd. We are enclosing a supplement to the joint proxy/statement prospectus to provide you with information about amendment no. 2 to the merger agreement which we entered into on September 2, 1999.

  Under the terms of the merger agreement, as amended, Frontier and Global Crossing have agreed to fix the exchange ratio at 2.05 shares of Global Crossing common stock for each share of Frontier common stock. This represents an increase over the former floating exchange ratio, which provided for a maximum exchange ratio of 1.8229 Global Crossing shares for each Frontier share.

  On September 7, 1999, the Global Crossing common stock, which is listed on the Nasdaq National Market under the symbol "GBLX," closed at $20.31 per share. Based on that Global Crossing trading price and the new exchange ratio, the shares of Global Crossing common stock that you would receive for each Frontier share would have a value of $41.64 per share.

  In connection with the amendment to the merger agreement, we also amended some other provisions of the merger agreement, including, as a result of the new fixed exchange ratio, eliminating Frontier's walk-away right relating to Global Crossing's stock price. We describe these changes in this supplement. Please review carefully this entire document as well as the document that we previously mailed to you. Please consider matters under the "Risk Factors" caption beginning on page 23 of the joint proxy statement/prospectus and on page S-5 of this supplement. You may request another copy of the joint proxy statement/ prospectus we previously mailed to you by calling Innisfree M&A Incorporated toll-free at (888) 750-5835.

  Your board of directors has unanimously determined that the merger and the merger agreement, as amended, are in the best interests of Frontier and its shareholders and recommends that you adopt the merger agreement, as amended.

  Enclosed you will find a new proxy card for the Frontier special meeting. If you have already delivered a properly executed proxy or cast your vote by telephone or electronically over the Internet, you need not reexecute a proxy or otherwise recast your vote, unless you wish to change your vote. If you have not already delivered a properly executed proxy or cast your vote by telephone or electronically over the Internet, or if wish to change your vote, please either attend the special meeting, complete, sign and date the enclosed proxy and return it in the accompanying postage-paid envelope or cast your vote by telephone or electronically over the Internet.

                                          Sincerely,

                             /s/ Joseph P. Clayton

                                          Joseph P. Clayton
                                          Chief Executive Officer

 The Securities and Exchange Commission and the state securities regulators have not approved or disapproved the shares of Global Crossing common stock to be issued in the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.


 This supplement to the joint proxy statement/prospectus is dated September 8,
                          1999 and was first mailed to
                  shareholders on or about September 9, 1999.

[Logo of Frontier Communications (SM)]

               Restated Notice of Special Meeting of Shareholders
                        to Be Held on September 23, 1999

  We will hold a special meeting of shareholders of Frontier Corporation at 10:30 a.m., local time, on September 23, 1999, at the Crowne Plaza of Rochester, 70 State Street, Rochester, New York for the following purpose:

    To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 16, 1999, as amended, among Global Crossing Ltd., GCF Acquisition Corp. and Frontier and on any other matters which may properly come before the meeting or which are incident to the conduct of the meeting. In the merger, Frontier will merge with GCF Acquisition Corp. and become a wholly owned subsidiary of Global Crossing and all outstanding shares of Frontier common stock, other than shares held by the parties to the merger agreement and Global Crossing's subsidiaries, will be converted into the right to receive 2.05 shares of Global Crossing common stock.

  Shareholders of record at the close of business on July 29, 1999 are entitled to vote their shares at the special meeting and any adjournments or postponements of it. Each share of Frontier common stock will entitle the record holder to one vote on each matter put to a vote at the special meeting.

  We cannot complete the merger unless the holders of two-thirds of the outstanding shares of Frontier common stock vote to adopt the merger agreement.

  You will need an admission card to gain entry to the special meeting. If you are planning to attend the special meeting, please check the appropriate box on the proxy card. Your admission card will be available at the registration table at the special meeting. The special meeting will be sign language interpreted for the hearing impaired.

  For more information about the merger, please review the joint proxy statement/prospectus, the accompanying supplement, the merger agreement and consent and amendment no. 1 attached to the joint proxy statement/prospectus as Annex A and amendment no. 2 attached to this supplement as Annex S-A. A copy of these documents is also available on Frontier's web site which can be found at: http://www.frontiercorp.com.

  Your vote is very important. If you have already delivered a properly executed proxy or otherwise cast your vote, you need not reexecute a proxy or otherwise recast your vote, unless you wish to change your vote. If you have not yet voted or delivered a proxy or if you wish to change your vote, please either vote electronically or sign and date the enclosed proxy card and return it promptly in the enclosed return envelope, whether or not you plan to attend the meeting. The accompanying envelope requires no postage if mailed in the United States. If you do not specify your vote on your submission, your shares will be voted FOR the adoption of the merger agreement. If you fail to submit a proxy or vote electronically or if you abstain from voting, it will have the effect of a vote against the adoption of the merger agreement. You may revoke your proxy and vote in person if you decide to attend the special meeting.

Please do not send in any stock certificates at this time.

By action of the Board of Directors,

/s/ Josephine S. Trubek

JOSEPHINE S. TRUBEK
Corporate Secretary

                               Table of Contents

                                                                           Page
                                                                           ----
Questions & Answers about the Merger.....................................  S-1
Summary of Amendment No. 2 to the Merger Agreement and Related
 Agreements..............................................................  S-2
  Summary of key changes to the merger transaction.......................  S-2
  What you will receive in the merger as a result of amendment no. 2.....  S-3
  Ownership of Global Crossing after the merger..........................  S-5
Risk Factor..............................................................  S-5
Amendment No. 2 to the Merger Agreement and Related Agreements...........  S-5
  Amendment no. 2 to the merger agreement................................  S-5
  Voting and share transfer restriction agreements.......................  S-6
  Background of amendment no. 2..........................................  S-7
  Recommendation of the Global Crossing board of directors; Reasons for the merger............................................................  S-9
  Opinion of Global Crossing's financial advisor.........................  S-9
  Recommendation of the Frontier board of directors; Reasons for the merger................................................................  S-10
  Opinion of Frontier's financial advisor................................  S-11
Unaudited Pro Forma Condensed Combined Financial Statements..............  S-17
New Accounting Standards.................................................  S-23
Comparative Per Share Data...............................................  S-24
Market Prices and Dividends..............................................  S-25
Cautionary Statement Regarding Forward-Looking Information...............  S-26
Where You Can Find More Information......................................  S-26
Annex S-A   Amendment No. 2 to the Agreement and Plan of Merger
Annex S-B   Second Reaffirmation of Voting Agreement and Share Transfer
            Restriction Agreement
Annex S-C   Share Transfer Restriction Agreement
Annex S-D   Opinion of Salomon Smith Barney, dated September 2, 1999
Annex S-E   Opinion of Morgan Stanley & Co. Incorporated, dated
            September 2, 1999

                              Questions & Answers
                                about the Merger


Q: What has changed in the merger agreement?

A: Under the merger agreement before amendment no. 2, each share of Frontier common stock was to be converted into the right to receive that number of shares of Global Crossing common stock equal to an exchange ratio of $63.00 divided by an average of recent trading prices of Global Crossing common stock, subject to a minimum exchange ratio of 1.1095 and a maximum exchange ratio of 1.8229, unless Frontier exercised its walk-away right and Global Crossing exercised its top-up right. Amendment no. 2 to the merger agreement has fixed and increased the exchange ratio at 2.05 shares of Global Crossing common stock for each share of Frontier common stock, regardless of the actual price of Global Crossing common stock at the time of the merger. Based on the closing price of the Global Crossing common stock on September 7, 1999 of $20.31, the value of the merger consideration per share of Frontier common stock would be $41.64. Under the new fixed exchange ratio, Global Crossing would issue approximately 355,722,225 shares of common stock in the merger.

In addition, amendment no. 2 makes other changes to the merger agreement that are described in this document.

Q: Have the record dates for the Global Crossing annual meeting or the Frontier special meeting changed?

A: No. The record dates for both meetings continue to be July 29, 1999.

Q: What do I need to do now?

A: Global Crossing shareholders:

First, carefully read this document and the joint proxy statement/prospectus. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. If you have not already delivered a properly executed proxy, or wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the annual meeting.

Frontier shareholders:

First, carefully read this document and the joint proxy statement/prospectus. If you have already cast your vote, you do not need to do anything unless you wish to change your vote. If you have not already cast your vote, or you wish to change your vote, you can

 . indicate on the enclosed proxy card how you want to vote and then sign and mail the proxy card in the enclosed return envelope as soon as possible, or

 . cast your vote electronically by telephone by calling the number on your proxy card or over the Internet by going to the web site designated on your proxy card.

Q: What do I do if I want to change my vote?

A: You can change your vote by

 . sending in a notice of revocation following the procedures described in the joint proxy statement/prospectus on page 34, if you are a Global Crossing shareholder, or page 37, if you are a Frontier shareholder,

 . sending a later-dated, signed proxy card in the postage-paid envelope provided before your shareholders meeting,

 .  attending the meeting in person and voting, or

 . if you are a Frontier shareholder, voting by telephone or over the Internet at a later time.

Q: When do you expect to complete the merger?

A: We are working toward completing the merger as quickly as possible and expect to do so shortly after the shareholder meetings, provided that we have obtained the regulatory approvals necessary for the merger.

Q: Who should I call with questions or for another copy of the joint proxy statement/ prospectus?

A: Global Crossing shareholders:

  Investor Relations--Global Crossing
  Attention: Jensen Chow
  (310) 385-5200

Frontier shareholders:

  Innisfree M&A Incorporated
  (888) 750-5835
  Investor Relations--Frontier
  (800) 573-2473

  Except as described in this supplement, the information we provided in the joint proxy statement/prospectus that we previously mailed to you will continue to apply. To the extent information in this supplement differs from or conflicts with information contained in the joint proxy statement/prospectus, this supplement supersedes and replaces the information in the joint proxy statement/prospectus.

   Summary of Amendment No. 2 to the Merger Agreement and Related Agreements

Summary of key changes to the merger transaction

  The following chart compares key terms of the merger agreement and related documents both before and after amendment no. 2 to the merger agreement:

          Term                  Before amendment no. 2             After amendment no. 2
          ----            ---------------------------------  ---------------------------------
Exchange ratio            Floating exchange ratio equal to   Fixed exchange ratio of 2.05
                          $63.00 divided by the average      shares of Global Crossing common
                          trading prices of the Global       stock for each share of Frontier
                          Crossing common stock during a     common stock
                          specified measurement period, but
                          not less than 1.1095 or more than
                          1.8229, unless Frontier's walk-
                          away right and Global Crossing's
                          top-up right were both exercised
Pro forma ownership by
Frontier shareholders of
Global Crossing
 Fully-diluted basis      42%, assuming the maximum          45%
                          exchange ratio of 1.8229
 Primary basis            43%, assuming the maximum          46%
                          exchange ratio of 1.8229
Walk-away right/top-up    Frontier had a walk-away right if  None
right                     the average Global Crossing
                          trading price during the
                          measurement period was below
                          $34.5625, subject to Global
                          Crossing's right (but not the
                          obligation) to top-up, or
                          increase, the merger
                          consideration
Lock-up/share transfer    None                               Principal Global Crossing
restrictions after the                                       shareholders and members of
closing of the merger                                        management and specified Frontier
                                                             executives are subject to share
                                                             transfer restrictions for a
                                                             period of 6 months after
                                                             completion of the merger
                                                             Principal Global Crossing
                                                             shareholders agree to work in
                                                             good faith toward implementing a
                                                             program to provide an orderly
                                                             trading market if they wish to
                                                             sell their shares after the 6-
                                                             month period
Share buy-back            None                               Global Crossing has agreed to
                                                             initiate a share buyback program
                                                             of up to $500 million promptly
                                                             after completion of the merger

What you will receive in the merger as a result of amendment no. 2

  Before amendment no. 2, the merger agreement provided that each Frontier shareholder would receive for each share of Frontier common stock a number of shares of Global Crossing common stock based on a floating exchange ratio, subject to a collar. The floating exchange ratio was intended to provide Frontier shareholders with shares of Global Crossing common stock valued at $63.00, based on the average trading prices during the measurement period, so long as the average Global Crossing trading price remained between $34.5625 and $56.7813. The collar provided that the number of shares of Global Crossing common stock that Frontier shareholders would have received for each Frontier share in the merger would never be less than 1.1095 and never be more than
1.8229 unless Frontier exercised its walk-away right and Global Crossing elected to exercise its top-up right to increase the merger consideration.

  As a result of amendment no. 2, at the effective time of the merger, each issued and outstanding share of Frontier common stock, other than shares owned or held directly or indirectly by Global Crossing or directly by Frontier which will be canceled, will be converted into the right to receive an increased and fixed exchange ratio of 2.05 shares of Global Crossing common stock. If the merger is completed after December 31, 1999, the exchange ratio would be increased by 7% per annum, compounded daily, from and after December 31, 1999 to and including the effective time of the merger. Based on the closing price of the Global Crossing common stock on September 7, 1999 of $20.31 per share, the shares of Global Crossing common stock that you would receive in the merger for each Frontier share would have a value of $41.64 per share.

  Global Crossing will not issue fractional shares of Global Crossing common stock in the merger. Instead, Frontier shareholders who would otherwise have been entitled to receive a fraction of a share of Global Crossing common stock will receive cash, without interest, in an amount equal to the product of the fractional part of a share of Global Crossing common stock multiplied by the last sales price per share of the Global Crossing common stock reported on the Nasdaq National Market on the closing date.

  As an example of what you would receive in the merger, if the closing occurs on or before December 31, 1999 and you own 100 shares of Frontier common stock as of the date of the closing, you will receive 205 shares of Global Crossing common stock. If the closing occurs on March 31, 2000, the exchange ratio would be 2.0860, or 2.05 plus the 7% per annum interest factor compounded daily from January 1, 2000 through March 31, 2000. In that case, you would receive 208 shares of Global Crossing common stock for 100 shares of Frontier common stock and a check for an amount equal to the 0.6 shares multiplied by the last sales price per share of the Global Crossing common stock reported on the Nasdaq National Market on the closing date.

  The following chart compares (a) the revised exchange ratio with the exchange ratio before giving effect to amendment no. 2 and (b) the corresponding values of merger consideration that Frontier shareholders would receive before and after giving effect to amendment no. 2, based on various assumed trading prices of Global Crossing common stock. For purposes of this chart, the pre-amendment no. 2 exchange ratio and merger consideration for a given Global Crossing trading price represents the exchange ratio and merger consideration that Frontier shareholders would have received if the average trading price of Global Crossing during the measurement period equaled that Global Crossing trading price. In addition, the pre-amendment no. 2 exchange ratios and merger consideration values at assumed Global Crossing trading prices of $34.00 and below assume that Frontier had not exercised its pre-amendment no. 2 right to terminate the merger agreement because the average share price of Global Crossing common stock during the measurement period was less than $34.5625. The chart assumes that the merger has been completed on or before December 31, 1999.

  The values of the Global Crossing common stock are illustrative only and do not represent the actual amount per share of Global Crossing common stock that might be realized by any Frontier shareholder on or after the effective time of the merger. Frontier shareholders are urged to obtain and review current market quotations for Global Crossing common stock.

                       Illustration of Comparative Values

                                                  Post-amendment       Pre-amendment
                                                  no. 2 value of       no. 2 value of
   Assumed                                     merger consideration merger consideration
   Global           Post-           Pre-           per share of         per share of
  Crossing     amendment no. 2 amendment no. 2       Frontier         Frontier common
trading price  exchange ratio  exchange ratio      common stock            stock
-------------  --------------- --------------- -------------------- --------------------
$45.00              2.05           1.4000             $92.25               $63.00
 44.00              2.05           1.4318              90.20                63.00
 43.00              2.05           1.4651              88.15                63.00
 42.00              2.05           1.5000              86.10                63.00
 41.00              2.05           1.5366              84.05                63.00
 40.00              2.05           1.5750              82.00                63.00
 39.00              2.05           1.6154              79.95                63.00
 38.00              2.05           1.6579              77.90                63.00
 37.00              2.05           1.7027              75.85                63.00
 36.00              2.05           1.7500              73.80                63.00
 35.00              2.05           1.8000              71.75                63.00
 34.00              2.05           1.8229              69.70                61.98
 33.00              2.05           1.8229              67.65                60.16
 32.00              2.05           1.8229              65.60                58.33
 31.00              2.05           1.8229              63.55                56.51
 30.00              2.05           1.8229              61.50                54.69
 29.00              2.05           1.8229              59.45                52.86
 28.00              2.05           1.8229              57.40                51.04
 27.00              2.05           1.8229              55.35                49.22
 26.00              2.05           1.8229              53.30                47.40
 25.00              2.05           1.8229              51.25                45.75
 24.00              2.05           1.8229              49.20                43.75
 23.00              2.05           1.8229              47.15                41.93
 22.00              2.05           1.8229              45.10                40.10
 21.00              2.05           1.8229              43.05                38.28
 20.00              2.05           1.8229              41.00                36.46
 19.00              2.05           1.8229              38.95                34.64
 18.00              2.05           1.8229              36.90                32.81
 17.00              2.05           1.8229              34.85                30.99
 16.00              2.05           1.8229              32.80                29.17
 15.00              2.05           1.8229              30.75                27.34

Ownership of Global Crossing after the merger

  Assuming that the closing occurs by December 31, 1999, Global Crossing will issue approximately 355,722,225 shares of common stock in the merger. These shares will represent about 46% and 45% of the outstanding shares of Global Crossing common stock immediately after the merger on a primary basis and a fully-diluted basis, respectively. This information is based on the number of outstanding shares of Frontier on July 29, 1999 and the number of outstanding shares of Global Crossing on July 29, 1999. This represents an increase from 43% on a primary basis and 42% on a fully-diluted basis before amendment no. 2, assuming an exchange ratio of 1.8229.

                                  Risk Factor

  Shareholders of Global Crossing and Frontier should consider the following factor, which replaces in its entirety the risk factor with the same heading on page 23 of the joint proxy statement/prospectus, in addition to the risk factors described in the joint proxy statement/prospectus that you previously received and the other information contained in that joint proxy statement/prospectus and in this document.

Since the market price of the Global Crossing common stock will vary, Frontier shareholders cannot be sure of the value of the Global Crossing common stock to be received in the merger

  Frontier shareholders are receiving a fixed number of shares of Global Crossing common stock in the merger, rather than a number of shares of Global Crossing common stock with a particular fixed market value based on an average price over a measurement period and subject to a collar, which was the case before amendment no. 2. The market values of Global Crossing common stock and Frontier common stock at the time of the merger and after the closing of the merger may vary significantly from their prices on the date amendment no. 2 was executed, the date of this document and the dates of the Global Crossing shareholder meeting and the Frontier shareholder meeting. Because the revised exchange ratio will not be adjusted to reflect any changes in the market value of Global Crossing common stock or Frontier common stock, the market value of the Global Crossing common stock issued in the merger to Frontier shareholders may be higher or lower than the values of Global Crossing shares on those earlier dates. These prices may vary as a result of changes in the business, operations or prospects of Global Crossing or Frontier, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, conditions in the telecommunications sector, general market and economic conditions and other factors. Frontier does not have any right to terminate the merger agreement because of changes in Global Crossing's market value.

         Amendment No. 2 to the Merger Agreement and Related Agreements

Amendment no. 2 to the merger agreement

  On September 2, 1999, we amended the merger agreement, as previously amended, in several respects. Amendment no. 2 is attached as Annex S-A to this supplement. The original merger agreement and consent and amendment no. 1 are attached as Annex A to the joint proxy statement/prospectus which you previously received. You should read these documents in their entirety. Amendment no. 2 to the merger agreement includes:

  . Fixed exchange ratio. A revised exchange ratio so that each share of Frontier common stock will be exchanged for 2.05 shares of Global Crossing common stock in the merger, which is described in more detail under "What you will receive in the merger as a result of amendment no. 2" above.

  . No collar or pricing period. Consistent with the change to a fixed exchange ratio, the elimination of the collar mechanism and pricing period from the exchange ratio.

  . No walk-away right. Consistent with the change to a fixed exchange ratio, the elimination of Frontier's right to terminate the merger agreement if the average trading price of Global Crossing common stock during a specified measurement period was less than $34.5625, which was the bottom of the collar, subject to Global Crossing's right to increase the merger consideration.

  . Open market repurchase program. The agreement of Global Crossing to institute promptly following the closing of the merger a six-month open market repurchase program for up to $500 million in the aggregate of Global Crossing common stock. The repurchases will be made from time to time as determined by Global Crossing, based on market conditions, in compliance with the rules of the Securities and Exchange Commission and consistent with Global Crossing's ongoing obligations under the amended merger agreement.

  . Elimination of pricing period restrictions. Consistent with the change to a fixed exchange ratio transaction without a pricing period, the elimination of the covenant of Global Crossing not to take specified actions during the pricing period.

Voting and share transfer restriction agreements

 Reaffirmation of Global Crossing voting agreement and share transfer restriction agreement

  Principal shareholders of Global Crossing representing over a majority of the voting power of Global Crossing common stock entered into a voting agreement with Frontier on March 16, 1999 in connection with the execution of the merger agreement. These Global Crossing shareholders reaffirmed their voting obligations under the voting agreement in connection with the consent and amendment no. 1 to the merger agreement.

  On September 2, 1999, the Global Crossing shareholders that are parties to the Global Crossing voting agreement entered into an agreement in which they reaffirmed their obligations under the voting agreement, after giving effect to amendment no. 2, with respect to the voting of their Global Crossing shares in favor of the merger proposals. Under this second reaffirmation of voting agreement and share transfer restriction agreement, those Global Crossing shareholders also agreed:


  . from September 2, 1999 until (a) the date which is six months after the effective time of the merger or (b) the date the merger agreement is terminated, not to transfer record or beneficial ownership of any shares of Global Crossing common stock held by that shareholder, other than transfers to charities, transfers made with the consent of Global Crossing and Frontier before the completion of the merger and Global Crossing after completion of the merger and other limited exceptions, and

  . to work in good faith toward implementing a program with the purpose that, if the Global Crossing shareholders that are parties to the Global Crossing voting agreement wish to sell or transfer their shares after the period described in the previous bullet point, these sales or transfers would be completed in a manner that would provide for an orderly trading market for the shares of Global Crossing common stock.

  The Global Crossing voting agreement is attached as Annex C to the joint proxy statement/prospectus and the second reaffirmation of voting agreement and share transfer restriction agreement is attached as Annex S-B to this supplement. You should read both agreements in their entirety.

 Share transfer restriction agreement

  Also on September 2, 1999, 14 executive officers of Global Crossing and 3 executive officers of Frontier entered into a share transfer restriction agreement with Global Crossing. Under this agreement, the Global Crossing executive officers agreed not to sell or transfer shares of Global Crossing common stock, and the Frontier executive officers agreed not to sell or transfer shares of Frontier common stock and the shares of Global Crossing common stock they would receive in exchange for their Frontier common stock in the merger, for the period set forth in the first bullet point under "Reaffirmation of Global Crossing voting agreement and share transfer restriction agreement" above. These Global Crossing and Frontier executive officers may sell those shares subject to restrictions pursuant to this agreement in the same limited circumstances described in that bullet point. The share transfer restriction agreement is attached as Annex S-C to this supplement. You should read this agreement in its entirety.

Background of amendment no. 2

  During August 1999, the trading price of the Global Crossing common stock began to fall below $34.5625, the bottom of the collar and the point at which the exchange ratio would become fixed at 1.8229 shares of Global Crossing common stock for each Frontier share. After August 5, 1999, the Global Crossing stock price did not close above $34.5625 and the closing prices ranged from $33.00 to $24.00 between August 6, 1999 and September 1, 1999. Under the merger agreement before amendment no. 2, if the average trading price for 15 random trading days during the specified 30-day measurement period was below $34.5625, Frontier did not have the right to obtain at its option an exchange ratio greater than 1.8229 but did have the right to terminate the merger agreement, subject to Global Crossing's right to elect to increase the merger consideration so that Frontier shareholders would still receive consideration having a value, based on the average trading price of Global Crossing common stock during the measurement period, of $63.00 for each share of Frontier common stock. Global Crossing, however, was not obligated to increase the merger consideration in these circumstances.

  During this period, representatives of Global Crossing and Frontier had numerous conversations regarding the decrease in the Global Crossing stock price, the impact such price levels had on the merger consideration and the implications of the provisions of the merger agreement described above, including the perception in the marketplace created by those provisions that the merger might not be completed. During the course of these conversations, representatives of Global Crossing suggested the possibility of changing the exchange ratio to a fixed exchange ratio of 1.8229 shares of Global Crossing common stock for each Frontier share (representing the exchange ratio at the bottom of the collar) and eliminating Frontier's walk-way right.

  On August 16, 1999, at an executive committee meeting of the board of directors of Frontier to which all directors were invited, the existing Global Crossing trading price levels, the relevant provisions of the merger agreement and the discussions with Global Crossing to date regarding changing the exchange ratio to a fixed exchange ratio and eliminating Frontier's walk-away right were discussed. At the meeting, Morgan Stanley also gave a presentation regarding Global Crossing's stock price performance, the potential financial implications for Frontier of the termination of the merger agreement and the pricing mechanics under the merger agreement. After discussion, the board of directors authorized management to continue discussions with Global Crossing regarding fixing the exchange ratio at a value higher than 1.8229.

  On August 30, 1999, representatives of Global Crossing contacted representatives of Frontier and proposed that the merger agreement be amended to revise the exchange ratio so that each Frontier share would be converted into two shares of Global Crossing common stock and to eliminate Frontier's right to terminate the merger agreement based on the level of the Global Crossing stock price. The representatives of Frontier responded that they would consider a fixed exchange ratio but that it should be 2.1 shares of Global Crossing common stock for each Frontier share. In addition, the representatives of Frontier requested that in connection with any amendment, the principal Global Crossing shareholders and management shareholders agree not to sell their shares for six months after the closing of the merger, Global Crossing agree to institute a stock repurchase program and the Global Crossing shareholders party to the voting agreement reaffirm their obligations to vote in favor of the merger.

  During the next few days, representatives of Global Crossing and Frontier continued to discuss and negotiate the terms of an amendment. During the course of the negotiations, Global Crossing continued to offer an exchange ratio of two shares of Global Crossing common stock for each Frontier share. Global Crossing also requested that specified senior management of Frontier agree to execute any lock-up agreement that management of Global Crossing signed. Also during this time, the parties' respective counsel prepared and negotiated the legal documentation that would be applicable.

  On September 1, 1999, the Global Crossing board of directors had a telephonic meeting to consider, among other things, the terms and conditions of a proposed amendment no. 2 to the merger agreement. Global Crossing's financial and legal advisors participated at the meeting. Senior management of Global Crossing and representatives of Skadden, Arps, Slate, Meagher & Flom LLP reviewed with the board of directors of Global Crossing the terms and conditions of the proposed amendment no. 2 to the merger agreement and reviewed related legal considerations. Salomon Smith Barney orally rendered its opinion that, as of that date, the proposed fixed exchange ratio, as set forth in the proposed amendment no. 2 to the merger agreement, was fair from a financial point of view to Global Crossing. After further discussion and consideration, Global Crossing's board of directors unanimously approved the proposed amendment no. 2 to the merger agreement and related documents and the transactions contemplated by the proposed amendment no. 2 to the merger agreement and related documents and authorized the officers of Global Crossing to make such changes to those documents as they deemed necessary and appropriate.

  On the morning of September 1, 1999, the Frontier board of directors had a telephonic meeting to consider the terms of the proposed amendment no. 2. Senior management of Frontier updated the Frontier board regarding recent events in the marketplace and their impact on the merger with Global Crossing. Frontier senior management outlined for the Frontier board the terms of the proposed amendment no. 2 to the merger agreement, including the proposed exchange ratio of two shares of Global Crossing common stock for each share of Frontier common stock and the proposed agreements to restrict specified members of Global Crossing and Frontier management and significant Global Crossing shareholders from selling their shares of Global Crossing common stock for six months following the merger. Senior management also reiterated the strategic reasons for the merger and the possible impact on Frontier if the merger were not completed. Representatives of Morgan Stanley discussed the recent Global Crossing trading levels, market conditions, recent events in the long- distance telecommunications industry and the implications of these factors on Frontier if the merger were not completed. Morgan Stanley also analyzed the financial implications of the revised exchange ratio compared to the existing exchange ratio. After further discussion, the Frontier board authorized senior management of Frontier to continue discussions regarding the proposed amendment no. 2 and related share transfer restriction agreements with Global Crossing and agreed to reconvene later that evening.

  On the evening of September 1, 1999, the Frontier board of directors reconvened by telephone conference to continue its consideration of the proposed amendment no. 2. The Frontier board was updated on the discussions held since the morning and on a few changes to the proposed amendment no. 2 and related agreements. In addition, Morgan Stanley discussed the results of its due diligence and the decline that day in Global Crossing's share price after press reports of a possible amendment to the merger agreement. Morgan Stanley also provided additional detailed financial analyses of the proposed amendment no. 2 and of recent events in the marketplace. After lengthy discussion and analysis, the Frontier board directed Frontier management to request that Global Crossing increase the proposed level of the fixed exchange ratio, and the board adjourned the meeting and agreed that it would reconvene before the opening of trading the next morning.

  Following the adjournment of the board meeting, representatives of Frontier contacted representatives of Global Crossing and informed them of the Frontier board's request. The parties and their counsel continued to have discussions throughout the night regarding the exchange ratio as well as the remaining documentation. Early in the morning on September 2, 1999, a representative of Global Crossing informed a representative of Frontier that Global Crossing would agree to increase the exchange ratio to 2.05.

  Before the opening of trading on September 2, 1999, the Frontier board reconvened. Frontier senior management informed the Frontier board that Global Crossing proposed to increase the exchange ratio to 2.05 shares of Global Crossing common stock for each share of Frontier common stock. Morgan Stanley rendered its opinion as to the fairness from a financial point of view of the revised exchange ratio to Frontier shareholders. Following further discussion and consideration, the Frontier board of directors unanimously determined that the merger, as amended, was fair to and in the best interests of Frontier and its shareholders and adopted and approved amendment no. 2 to the merger agreement and approved the related agreements.

  On September 2, 1999, Global Crossing's board of directors was advised that officers of Global Crossing had agreed to a final version of amendment no. 2 to the merger agreement. Global Crossing's board of directors was also advised that Salomon Smith Barney rendered its opinion that, as of September 2, 1999, the fixed exchange ratio, as set forth in the final version of amendment no. 2 to the merger agreement, was fair from a financial point of view to Global Crossing. Each member of the Global Crossing board of directors then confirmed his approval of amendment no. 2 to the merger agreement and related documents in their final forms.

  Following their respective board actions, the parties executed amendment no. 2 to the merger agreement, the second reaffirmation of voting agreement and share transfer restriction agreement and the share transfer restriction agreement. The parties then issued a joint press release announcing the execution of these agreements.

Recommendation of the Global Crossing board of directors; Reasons for the merger

  The Global Crossing board of directors reexamined and reconsidered the matters described in "The Merger--Recommendation of the Global Crossing board of directors; Reasons for the merger" at page 45 of the joint proxy statement/prospectus. It further considered the adjustment to the merger consideration payable by Global Crossing to the shareholders of Frontier under the terms of amendment no. 2 and that Salomon Smith Barney had confirmed that, as of that date, the revised exchange ratio was fair from a financial point of view to Global Crossing.

  The Global Crossing board of directors unanimously reaffirms its view that the merger is in the best interests of Global Crossing and its shareholders and recommends that Global Crossing shareholders vote for the proposals to approve and adopt the amended merger agreement and the issuance of shares of Global Crossing common stock in connection with the amended merger agreement.

Opinion of Global Crossing's financial advisor

  The joint proxy statement/prospectus described the written opinion dated as of May 16, 1999 of one of Global Crossing's financial advisors, Salomon Smith Barney, to the effect that, as of that date, the exchange ratio was fair from a financial point of view to Global Crossing. After review of amendment no. 2, Salomon Smith Barney orally reconfirmed its opinion on September 1, 1999, subsequently confirmed in writing on September 2, 1999, to the Global Crossing board of directors to the effect that, as of that date, the revised exchange ratio was fair from a financial point of view to Global Crossing.

  We have attached as Annex S-D to this supplement to the joint proxy statement/prospectus a copy of the written opinion of Salomon Smith Barney dated September 2, 1999. Global Crossing shareholders are urged to read carefully Salomon Smith Barney's new opinion in its entirety.

  In connection with rendering its opinion, Salomon Smith Barney reviewed publicly available information concerning Global Crossing and Frontier and other financial information concerning Global Crossing and Frontier, including financial forecasts and estimated cost savings and synergies resulting from the merger, that Global Crossing and Frontier had previously provided to Salomon Smith Barney. Salomon Smith Barney also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

  In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the information it reviewed, and Salomon Smith Barney did not assume any responsibility for independent verification of the information. Salomon Smith Barney assumed the financial forecasts of Global Crossing and Frontier were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Global Crossing and Frontier. Salomon Smith Barney expressed no opinion with respect to these forecasts or the assumptions on which they were based. Salomon Smith Barney also assumed that the merger will be consummated according to the terms of the merger agreement, as amended. Salomon Smith Barney did not make or obtain, or assume any responsibility for making or obtaining, any independent evaluation or appraisal of any of the assets or liabilities of Global Crossing or Frontier.

  Salomon Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on the dates of the opinion. Salomon Smith Barney's opinion does not imply any conclusion as to the likely trading range for Global Crossing common stock following the completion of the merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Smith Barney's opinion does not address Global Crossing's underlying business decision to effect the merger. Salomon Smith Barney expressed no view on the effect on Global Crossing of the merger and related transactions. Further, Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the revised exchange ratio to Global Crossing and is not a recommendation concerning how the holders of Global Crossing common stock should vote on the proposed issuance of shares of Global Crossing common stock in the merger or any related matter.

Recommendation of the Frontier board of directors; Reasons for the merger

  The board of directors of Frontier believes that, giving effect to amendment no. 2, the merger continues to offer the Frontier shareholders an opportunity to receive significant value for their shares of Frontier common stock and to participate in a combined organization that will be a larger, more diversified company in the Internet and telecommunications industry and that will be well-positioned to compete effectively in that industry. The Frontier board of directors has carefully considered the terms of the proposed merger, including the terms of amendment no. 2 and the share transfer restriction agreements, and has determined that the merger and the merger agreement, as amended, are fair to, and in the best interests of, Frontier and the Frontier shareholders, has adopted the merger agreement, as amended, and approved the merger and the other transactions contemplated by the merger agreement, as amended, and recommends that the Frontier shareholders vote FOR the adoption of the merger agreement, as amended.

  In reaching its decision to approve amendment no. 2, the Frontier board of directors consulted with its financial and legal advisors and with senior management and considered a number of factors, including, without limitation, the factors listed under "The Merger--Recommendation of the Frontier board of directors; Reasons for the merger" on page 57 of the joint proxy statement/prospectus and the following additional material factors:

    1. the fact that the revised exchange ratio increases the number of shares that Frontier shareholders will receive for each Frontier share from a maximum of 1.8229 to a fixed ratio of 2.05 Global Crossing shares and that the increased ownership of Global Crossing by Frontier shareholders will give Frontier shareholders the ability to participate to a greater extent in any future increases in the value of the Global Crossing common stock,

    2. that fact that the fixed exchange ratio and elimination of the walk-away right achieves greater certainty that the merger will be completed at the increased 2.05 exchange ratio,

    3. the elimination of the adverse impact on Global Crossing's stock price of the perceived risks in the marketplace that (a) the merger may not be completed because of the Frontier walk-away right and (b) there would be substantial dilution to the Global Crossing stock if the merger were completed as a result of Global Crossing exercising its top-up right,

    4. the potential ancillary benefits on the market price of Global Crossing common stock resulting from (a) the agreement of key shareholders and management shareholders of Global Crossing and specified executives of Frontier, subject to limited exceptions, not to transfer shares of Global Crossing for a period of six months following completion of the merger, (b) the agreement of the key Global Crossing shareholders to create and implement an orderly disposition program after the six-month period if they wish to sell their shares, and (c) Global Crossing's agreement to institute, promptly after the completion of the merger, an open market share repurchase program,

    5. the recent decline in the stock prices of telecommunications companies generally and the impact of that decline on the levels at which Frontier's stock would be likely to trade if the merger were not completed,

    6. the strategic benefits of the transaction, which benefits are not affected by the trading values,

    7. the written opinion of Morgan Stanley that, subject to the assumptions and limitations set forth in the opinion, the revised exchange ratio was fair from a financial point of view to the holders of Frontier common stock, other than Global Crossing and its affiliates, and the financial presentation made by Morgan Stanley to the Frontier board of directors in connection with the delivery of its opinion,

    8. the continued ability of Frontier, subject to specified conditions,
  (a) to provide information to, and negotiate with, a third party which has made an unsolicited acquisition proposal and (b) to terminate the merger agreement, as amended, if the Frontier board of directors approves a superior proposal, subject to the payment of a termination fee in an amount which the Frontier board of directors and its financial advisor believed would not meaningfully impair the possibility of a competing transaction,

    9. updated information and presentations by management of Frontier and its financial advisor concerning Frontier's and Global Crossing's business, financial conditions and prospects,

    10. the fact that, after giving effect to amendment no. 2, the merger is intended to be a tax-free exchange to Frontier shareholders, and

    11. the reaffirmation of the agreement of holders of at least 51% of Global Crossing common stock to vote in favor of the Global Crossing merger proposals.

  This discussion of the information and factors considered by the Frontier board of directors is not intended to be exhaustive. In view of the variety of material factors considered in connection with its evaluation of amendment no. 2 and the merger agreement in general, the Frontier board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Frontier board of directors may have given different weights to different factors. For a discussion of the interests of some members of Frontier's management and the Frontier board of directors, see "The Merger--Interests of members of Frontier's board of directors and management in the merger" beginning on page 66 of the joint proxy statement/prospectus.

Opinion of Frontier's financial advisor

  In connection with amendment no. 2 to the merger agreement, Morgan Stanley & Co. Incorporated delivered its opinion to the Frontier board of directors that, as of such date and based upon and subject to the various considerations in the opinion, the exchange ratio pursuant to the amended merger agreement was fair from a financial point of view to holders of shares of Frontier common stock, other than Global Crossing and its affiliates. The September 2, 1999 opinion superseded the opinions delivered by Morgan Stanley on March 16, 1999 and May 16, 1999 in their entirety, which opinions were described in the joint proxy statement/prospectus.

  We have attached as Annex S-E to this document the full text of the opinion dated September 2, 1999, which describes assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley's written opinion is directed to the Frontier board of directors and only addresses the fairness of the revised exchange ratio from a financial point of view to holders of shares of Frontier common stock, other than Global Crossing and its affiliates, as of the date of the opinion. Morgan Stanley's written opinion does not address any other aspect of the merger and does not constitute a recommendation to any Frontier shareholder as to how to vote at the Frontier special meeting.

  The following is only a summary of the Morgan Stanley opinion and should not be viewed as a substitute for the Morgan Stanley opinion. Frontier shareholders are urged to read the entire opinion.

  In arriving at its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other information of Frontier and Global Crossing;

  . reviewed certain internal financial statements and other financial and operating data concerning Frontier and Global Crossing prepared by the managements of Frontier and Global Crossing, respectively;

  . analyzed certain financial projections for Frontier and Global Crossing prepared by the managements of Frontier and Global Crossing, respectively;

  . reviewed certain reports prepared by consultants retained by Global Crossing with respect to demand forecasts for certain markets in which Global Crossing currently intends to operate and held discussions regarding such forecasts with one of these consultants;

  . analyzed certain financial projections for Frontier contained in certain securities analysts' research reports that were recommended for review by the management of Frontier;

  . discussed the past and current operations and financial condition and the prospects of Frontier, including information relating to certain strategic, financial and operational benefits anticipated from the merger, or, if applicable, the alternative merger, with the senior executives of Frontier;

  . discussed the past and current operations and financial condition and the prospects of Global Crossing, including information relating to certain strategic, financial and operational benefits anticipated from the merger, or, if applicable, the alternative merger, with the senior executives of Global Crossing;

  . reviewed the pro forma impact of the merger or, if applicable, the alternative merger, on Global Crossing's cash flow, consolidated capitalization and financial ratios;

  . reviewed the reported prices and trading activity for the Frontier common stock and the Global Crossing common stock;

  . compared the financial performance of Frontier and Global Crossing and the prices and trading activity of the Frontier common stock and the Global Crossing common stock with those of certain other comparable publicly-traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable transactions relating to the merger;

  . participated in discussions and negotiations among representatives of Frontier and Global Crossing and their financial and legal advisors in connection with the merger;

  . discussed certain tax issues with senior executives of Frontier and Global Crossing and with Frontier's legal and tax advisors in connection with the merger;

  . reviewed the merger agreement, consent and amendment no. 1, amendment no. 2 and certain related documents; and

  . performed such other analyses and considered such other factors as deemed appropriate.

  Morgan Stanley's opinion was based on the same assumptions, and Morgan Stanley relied upon the same factors, as described in the joint proxy statement/prospectus. Morgan Stanley reiterates in this supplement each and every qualification of its opinion that was described in the joint proxy statement/prospectus.

  The following is a summary of the material financial analyses performed by Morgan Stanley in preparing its opinion to the Frontier board of directors on September 2, 1999. In performing its analyses and making its presentations to the Frontier board of directors at the meetings held on September 1, 1999, Morgan Stanley used an effective exchange ratio of 2.0, reflecting the proposal then being made by Global Crossing. While

Morgan Stanley delivered its opinion based on the 2.05 exchange ratio, Morgan Stanley did not update its financial analyses in light of the 2.05 exchange ratio. Morgan Stanley believes that the results of its analyses would not differ in any material respect by virtue of the agreed-to exchange ratio equaling 2.05.

  In some of the sections below, Morgan Stanley merely updated the financial analyses described in the joint proxy statement/prospectus. In other sections, Morgan Stanley did not deem it to be material to update the financial analyses described in the joint proxy statement/prospectus, or the updated analyses did not generate materially different results.

  Comparison of Revised Exchange Ratio to Previous Proposal. Morgan Stanley compared, on a percentage basis, the proposed ownership level of Global Crossing common stock that holders of Frontier common stock would obtain in the merger assuming several scenarios: (a) an assumed exchange ratio of 2.0, (b) an assumed exchange ratio of 1.8229 assuming that the merger was consummated pursuant to the merger agreement prior to amendment no. 2 and Global Crossing did not exercise its top-up right and (c) assuming that the merger was consummated pursuant to the merger agreement prior to amendment no. 2 and Global Crossing did exercise its top-up right solely using Global Crossing common stock. Under (c), Morgan Stanley calculated the pro forma ownership by Frontier shareholders in Global Crossing at two different price levels. $30.20 represents the average closing price of Global Crossing's Common Stock from August 11, 1999 to August 31, 1999. $28.04 represents what the average closing price of Global Crossing's common stock would be during a 30-trading day period commencing on August 11, 1999 if the price of Global Crossing's common stock were to remain constant at $25.875 (the August 31, 1999 closing price) from August 31, 1999 to September 22, 1999. The table below sets forth Morgan Stanley's findings:

                                                         Frontier Fully Diluted
                                          Exchange Ratio  Ownership Percentage
                                          -------------- ----------------------
Revised Proposal........................        2.0x              45%
Previous Proposal--Assuming No "Top
 Up"....................................     1.8229x              42%
Previous Proposal--Assuming "Top Up" to
 $63 solely using Global Crossing common
 stock
  Global Crossing at $30.20.............     2.0861x              46%
  Global Crossing at $28.04.............     2.2470x              47%

  Analysis of Changes in Equity Capital Markets. Morgan Stanley also reviewed the environment of the equity capital markets since March 16, 1999, the day prior to announcement of the merger, and July 16, 1999, the date of the all-time high of the Nasdaq 100 index, and noted that while the value of Global Crossing's common stock and the implied offer value under the previous proposal had declined significantly during those periods (with Global Crossing declining more than the implied offer value) many long distance, competitive infrastructure, and Internet companies also experienced significant price declines during those times. To illustrate, Morgan Stanley reviewed the performance of the following companies along with the Nasdaq 100 and the S&P 500 during these periods:

                                       Percentage Increase/ Percentage Increase/
                                         (Decrease) Since     (Decrease) Since
               Company                    March 16, 1999       July 16, 1999
               -------                 -------------------- --------------------
Exodus................................        176.6%                16.5%
Viatel................................         76.9                (29.5)
COLT..................................         32.3                 (2.0)
PSINet................................         17.5                (24.0)
Nasdaq 100............................         15.6                 (2.5)
Alltel................................         15.5                 (5.3)
Commonwealth..........................         14.4                 (6.7)
Bell Atlantic.........................         11.4                 (7.5)
GTS...................................         11.4                (17.0)
Equant................................          8.6                (12.0)

                                       Percentage Increase/ Percentage Increase/
                                         (Decrease) Since     (Decrease) Since
               Company                    March 16, 1999       July 16, 1999
               -------                 -------------------- --------------------
Covad.................................          5.2                (29.2)
S&P 500...............................          1.1                 (6.9)
BellSouth.............................         (2.8)                (0.1)
Sprint................................         (3.7)               (15.9)
Cincinnati Bell.......................         (7.8)               (29.0)
SBC...................................        (10.0)               (18.8)
Century...............................        (12.9)                (4.4)
Level 3...............................        (12.9)               (10.8)
AOL...................................        (13.0)               (23.8)
MCI WorldCom..........................        (14.0)               (16.0)
AT&T..................................        (18.1)               (18.9)
Qwest.................................        (22.7)               (17.9)
IXC...................................        (25.7)                (9.1)
@Home.................................        (32.8)               (12.1)
Northpoint............................           NA                (36.9)
Rhythm Net............................           NA                (39.8)
Global Crossing.......................        (49.8)               (43.9)
Implied Offer Value...................        (16.5)               (17.9)

  Historical Public Market Trading Value. Morgan Stanley updated its review and analysis of the stock price performance of Frontier from the analysis presented in the joint proxy statement/prospectus. Morgan Stanley noted the approximate $30-35 range of the Frontier stock price between March 17, 1998 and March 17, 1999. In addition, Morgan Stanley noted that average trading volume for the same period was 668,541 whereas the average trading volume for the period between March 17, 1999 and September 1, 1999 was 1,617,318.

  Peer Group Comparison. Morgan Stanley updated the analysis set forth in the joint proxy statement/prospectus and noted that the trading multiples of the comparable companies, taken as a group, had not changed significantly since its previous analysis.

  Revised Frontier Projections. As part of its fairness determination, Morgan Stanley also reviewed and analyzed internal Frontier management projections for fiscal years 1999 and 2000 that were revised since the merger agreement. Morgan Stanley also reviewed and analyzed earnings-per-share projections for the same periods as reported by IBES. Morgan Stanley noted that the revenue and EBITDA projections for Frontier had been revised downward by approximately 5% to 10%, while IBES earnings per share projections had been revised downward by approximately 15%.

  Morgan Stanley noted that in light of the decline in the stock price performance of many comparable companies and the downward revision in Frontier's financial projections, the implied trading value of Frontier, as of the date of its analysis, assuming the merger was not completed, could reasonably be expected to be lower than the pre-announcement Frontier trading range.

  Exchange Ratio Analysis. Morgan Stanley revised its analyses by comparing the average historical exchange ratios of the closing market prices of Frontier common stock and Global Crossing common stock over various periods ending on March 15, 1999 and August 31, 1999, to the assumed exchange ratio of 2.0. From that, Morgan Stanley arrived at a comparison of implied premiums of the assumed ratio over the historical exchange ratios for those periods and ending on those dates. The table below shows the results of this analysis:

                                             As of March 15,  As of August 31,
                                                   1999             1999
                                             ---------------- ----------------
                                             Average  Implied Average  Implied
                                             Exchange Premium Exchange Premium
Period                                        Ratio    2.0x    Ratio    2.0x
------                                       -------- ------- -------- -------
Since Global Crossing initial public
 offering...................................  1.9364x    3.3%  1.6152x   23.8%
120 prior trading days......................  1.7083    17.1   1.2147    64.7
60 prior trading days.......................  1.3380    49.5   1.3689    46.1
20 prior trading days.......................  1.1202    78.5   1.5025    33.1
10 prior trading days.......................  0.9716   105.9   1.5700    27.4
Current (March 15, 1999 or August 31,
 1999)......................................  0.7459   168.1   1.6280    22.8
Since August 11, 1999.......................                   1.5246    31.2
On August 16, 1999..........................                   1.4662    36.4
On March 16, 1999...........................                   0.8665   130.8

  At the request of Frontier, Morgan Stanley has subsequently revised the analysis above assuming an exchange ratio of 2.05. The table below shows the results of this analysis:

                                             As of March 15,  As of August 31,
                                                   1999             1999
                                             ---------------- ----------------
                                             Average  Implied Average  Implied
                                             Exchange Premium Exchange Premium
Period                                        Ratio    2.05x   Ratio    2.05x
------                                       -------- ------- -------- -------
Since Global Crossing initial public
 offering...................................  1.9364x    5.9%  1.6152x   26.9%
120 prior trading days......................  1.7083    20.0   1.2147    68.8
60 prior trading days.......................  1.3380    53.2   1.3689    49.8
20 prior trading days.......................  1.1202    83.0   1.5025    36.4
10 prior trading days.......................  0.9716   111.0   1.5700    30.6
Current (March 15, 1999 or August 31,
 1999)......................................  0.7459   174.9   1.6280    25.9
Since August 11, 1999.......................                   1.5246    34.5
On August 16, 1999..........................                   1.4662    39.8
On March 16, 1999...........................                   0.8665   136.6

  Historical Value Comparison. In addition, Morgan Stanley compared the historical daily closing price of Frontier common stock to the value implied for each trading day, as of the market close, by the revised exchange ratio of
2.0 shares of Global Crossing common stock for each share of Frontier common stock for the period from August 14, 1998 to August 27, 1999. Morgan Stanley noted that the value implied by a 2.0x exchange ratio represented a premium to the Frontier closing price for each trading day since November 18, 1998; and that a 2.0x exchange ratio represented a 130.8% premium to Frontier's closing stock price as of March 16, 1999.

  Morgan Stanley performed a variety of financial and comparative analyses solely for purposes of providing its opinion to the Frontier board of directors as to the fairness from a financial point of view to the holders of Frontier common stock of the exchange ratio pursuant to the merger agreement. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Frontier or Global Crossing. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Frontier and Global Crossing. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Frontier common stock and were conducted in connection with the delivery of its opinion. The analyses are not intended to be appraisals or to reflect the prices at which Frontier or Global Crossing might actually be sold or the price at which their securities may trade.

  The merger consideration was determined through arm's-length negotiations between Frontier and Global Crossing and was approved by the Frontier board of directors. Morgan Stanley did not recommend any specific merger consideration to Frontier or that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley's opinion to the Frontier board of directors was one of many factors taken into consideration by the Frontier board of directors in making its determination to approve the merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Frontier board of directors with respect to the value of Frontier or whether the Frontier board of directors would have been willing to agree to different merger considerations.

  The Frontier board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade, make a market or otherwise effect transactions, for its own account or for the accounts of customers, in the securities of Frontier or Global Crossing. In the past, Morgan Stanley and its affiliates have provided financing services for Frontier and Global Crossing and have received fees for the rendering of these services. In addition to acting as Frontier's financial advisor in connection with the merger, Morgan Stanley has within the past few years participated in the commercial paper syndicate for Frontier, acted as co-manager in Frontier's May 21, 1997 $300 million senior note offering and acted as sole book runner and lead arranger in Frontier's $250 million loan facility in April 1999 and Frontier's $100 million loan facility in September 1999.

  Under the letter agreement dated as of January 6, 1999, as amended on June 2, 1999, Morgan Stanley has provided advisory services and a financial opinion in connection with the merger and Frontier has agreed to pay a transaction fee to Morgan Stanley in an amount equal to .275% of the aggregate value of the Global Crossing--Frontier transaction plus $275,000. In addition, Frontier has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including the fees of its legal counsel and certain liabilities under the federal securities laws, arising out of Morgan Stanley's engagement and the transactions in connection therewith. Morgan Stanley is also providing services relating to various financing transactions subsequent to the date of the merger agreement for which Frontier has agreed to pay a customary fee.

          Unaudited Pro Forma Condensed Combined Financial Statements

  The following unaudited pro forma condensed combined financial information of Global Crossing, Global Marine and Frontier, which we refer to as "Pro Forma Global Crossing," has been prepared to demonstrate how these companies or businesses might have looked if the merger and merger related transactions had been completed as of the dates or at the beginning of the periods presented.

  We have prepared the pro forma financial information using the purchase method of accounting. We expect that we will have reorganization and restructuring expenses and potential synergies relating to our long distance business as a result of combining our companies. The unaudited pro forma information does not reflect these expenses and synergies, nor does it reflect the anticipated impact of the open market share repurchase program in an amount of up to $500 million that Global Crossing has agreed to institute promptly following the closing of the merger.

  The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods.

  Pursuant to the purchase agreement of Global Marine, Global Crossing acquired the net assets of Global Marine for approximately $868 million. The unaudited translations of Global Marine's sterling amounts into U.S. dollars have been translated using convenience translation rates. The convenience translations should not be construed as representations that the sterling amounts have been, could have been, or could in the future be, converted into U.S. dollars at this rate or any other rate of exchange.

  Pursuant to the terms of the Global Crossing-Frontier merger, each holder of Frontier common stock will be entitled to receive that number of shares of Global Crossing common stock equal to the exchange ratio. The unaudited Pro Forma Global Crossing financial statements have been prepared based on the exchange ratio of 2.05 shares of Global Crossing common stock for each share of Frontier common stock outstanding or an estimated purchase price of $8.4 billion assuming a Global Crossing share price of $22 15/16 per share, the average closing price of Global Crossing common stock from September 1, 1999 through September 3, 1999. Fees and expenses related to the merger and merger related transactions totaling $95 million are included in the Pro Forma Global Crossing information. The actual exchange ratio may be increased if the merger is completed after December 31, 1999 as described in this document. These unaudited pro forma condensed combined financial statements are preliminary and subject to change based on the review of a final study to determine the fair values of Frontier's and Global Marine's net assets.

  These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Global Crossing, Global Marine and Frontier which, in the case of Global Crossing and Global Marine, are included in the joint proxy statement/prospectus and, in the case of Frontier, are incorporated by reference in this document. See "Where You Can Find More Information."

  The unaudited pro forma condensed combined financial statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

                           Pro Forma Global Crossing
              Unaudited Pro Forma Condensed Combined Balance Sheet
                              as of June 30, 1999
                                 (in thousands)

                                                                                                                     Total
                                                                   Global Crossing                                 Pro Forma
                        Global Crossing   Global    Pro Forma        with Global      Frontier     Pro Forma        Global
                        Historical (1)  Marine (1) Adjustments          Marine     Historical (1) Adjustments      Crossing
                        --------------- ---------- -----------     --------------- -------------- -----------     -----------
ASSETS
Current Assets:
 Cash and cash
  equivalents.........    $  721,342     $    --    $(268,400)(2)    $  412,942      $   99,453   $  (18,477)(5)  $  318, 918
                                                      (35,000)(13)                                   (90,000)(4)
                                                       (5,000)(4)                                    (85,000)(8)
 Accounts receivable,
  net.................       132,652       67,572         --            200,224         430,576          --           630,800
 Inventories and
  supplies............           --        11,756         --             11,756           7,243          --            18,999
 Deferred directory
  costs...............           --           --          --                --              --           --               --
 Deferred tax assets..           --           --          --                --           13,105          --            13,105
 Prepaid and other....        51,475       38,284         --             89,759          27,260          --           117,019
                          ----------     --------   ---------        ----------      ----------   ----------      -----------
 Total current
  assets..............       905,469      117,612    (308,400)          714,681         577,637     (193,477)       1,098,841
Restricted cash and
 cash equivalents.....       367,387          --          --            367,387             --           --           367,387
Accounts receivable...        63,128          --          --             63,128             --           --            63,128
Capacity available for
 sale.................       503,878          --          --            503,878             --           --           503,878
Property, plant and
 equipment, net.......        59,853      362,141         --            421,994       2,038,457          --         2,460,451
Construction in
 process..............       842,439          --          --            842,439             --           --           842,439
Goodwill and other
 intangibles, net.....           --        36,150     (36,150)(2)       829,330         466,851     (466,851)(3)    8,595,691
                                                      829,330 (2)                                  7,766,361 (3)
Other assets, net.....       111,767      155,864    (155,864)(13)      111,767         391,493          --           503,260
Investment in
 affiliates...........       184,676       40,357         --            225,033             --           --           225,033
                          ----------     --------   ---------        ----------      ----------   ----------      -----------
 Total Assets.........    $3,038,597     $712,124    $328,916        $4,079,637      $3,474,438   $7,106,033      $14,660,108
                          ==========     ========   =========        ==========      ==========   ==========      ===========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current Liabilities
 Short-term debt......    $      --      $155,386   $     --         $  155,386      $   10,508   $      --       $   165,894
 Accrued construction
  costs...............       158,304          --          --            158,304          16,761          --           175,065
 Accounts payable and
  accrued expenses....        95,875       82,396         --            178,271         498,380          --           676,651
 Other current
  liabilities.........        47,903       45,371         --             93,274          42,341          --           135,615
                          ----------     --------   ---------        ----------      ----------   ----------      -----------
 Total current
  liabilities.........       302,082      283,153         --            585,235         567,990          --         1,153,225
Long term debt........       559,707          --      600,000 (2)     1,159,707       1,631,199          --         2,790,906
Senior notes..........       796,682          --          --            796,682             --           --           796,682
Deferred income
 taxes................        24,167       41,338         --             65,505          50,462     (152,285)(6)      (36,318)
Postretirement and
 other postemployment
 benefit obligations..           --           --          --                --           92,049          --            92,049
Deferred credits and
 other................        75,377      272,413    (155,864)(13)      191,926             --           --           191,926
                          ----------     --------   ---------        ----------      ----------   ----------      -----------
 Total Liabilities....     1,758,015      596,904     444,136         2,799,055       2,341,700     (152,285)       4,988,470
                          ----------     --------   ---------        ----------      ----------   ----------      -----------
Manditorily Redeemable
 Preferred Stock......       484,958          --          --            484,958             --           --           484,958
                          ----------     --------   ---------        ----------      ----------   ----------      -----------
Shareholders' equity:
 Preferred stock......           --           --          --                --           18,294      (18,294)(5)          --
 Common stock.........         4,361       89,000     (89,000)(2)         4,361         173,270     (169,718)(3)        7,913
 Other shareholders'
  equity..............     1,154,816          --          --          1,154,816         640,409     (608,635)(3)    9,542,320
                                                                                                   8,143,412 (3)
                                                                                                     (31,774)(7)
                                                                                                     244,092 (8)
 Unearned
  compensation........       (74,145)         --          --            (74,145)        (31,774)      31,774 (7)      (74,145)
 Treasury stock.......      (209,415)         --          --           (209,415)           (231)         231 (3)     (209,415)
 Retained earnings
  (accumulated
  deficit)............       (79,993)      26,220     (26,220)(2)       (79,993)        334,325         (183)(5)      (79,993)
                                                                                                    (304,142)(3)
                                                                                                     (30,000)(4)
 Accumulated other
  comprehensive
  income..............           --           --          --                --           (1,555)       1,555              --
                          ----------     --------   ---------        ----------      ----------   ----------      -----------
 Total shareholders'
  equity..............       795,624      115,220    (115,220)          795,624       1,132,738    7,258,318        9,186,680
                          ----------     --------   ---------        ----------      ----------   ----------      -----------
  Total liabilities
   and shareholders'
   equity.............    $3,038,597     $712,124   $ 328,916        $4,079,637      $3,474,438   $7,106,033      $14,660,108
                          ==========     ========   =========        ==========      ==========   ==========      ===========

                           Pro Forma Global Crossing
         Unaudited Pro Forma Condensed Combined Statement of Operations
                     for the Six Months Ended June 30, 1999
             (in thousands, except share and per share information)

                                                                     Global Crossing
                          Global Crossing  Global     Pro Forma        with Global     Frontier     Pro Forma
                           Historical(1)  Marine(1)  Adjustments         Marine      Historical(1) Adjustments
                          --------------- ---------  -----------     --------------- ------------- -----------
OPERATING REVENUES......    $   368,461   $173,498    $    --          $   541,959    $ 1,321,597   $     --
                            -----------   --------    --------         -----------    -----------   ---------
OPERATING EXPENSES:
 Operating, selling,
  general and
  administrative........        257,356    127,165         --              384,521      1,045,999         --
 Stock related
  expense...............         26,074        --          --               26,074            --          --
 Depreciation and
  amortization..........          4,200     13,629        (539)(2)          27,657        128,056     (17,279)(3)
                                                        10,367 (2)                                    129,439 (3)
                            -----------   --------    --------         -----------    -----------   ---------
                                287,630    140,794       9,828             438,252      1,174,055     112,160
                            -----------   --------    --------         -----------    -----------   ---------
OPERATING INCOME
 (LOSS).................         80,831     32,704      (9,828)            103,707        147,542    (112,160)
EQUITY IN INCOME (LOSS)
 OF AFFILIATES..........         (5,542)     4,539         --               (1,003)         9,687         --
Other income (expense):
 Interest expense.......        (46,454)    (6,869)    (24,000)(9)         (77,323)       (29,850)        --
 Interest income........         31,666        511         --               32,177          3,134         --
 Other income
  (expense).............         (7,683)       143         --               (7,540)         2,173         --
                            -----------   --------    --------         -----------    -----------   ---------
Income (loss) before
 taxes and cumulative
 effect of change in
 accounting principle...         52,818     31,028     (33,828)             50,018        132,686    (112,160)
 Provision (benefit)
  for income taxes......        (30,038)   (11,885)     10,128 (14)        (31,795)       (55,411)        --
                            -----------   --------    --------         -----------    -----------   ---------
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............         22,780     19,143     (23,700)             18,223         77,275    (112,160)
 Preferred stock
  dividends.............        (27,241)       --          --              (27,241)          (506)        506 (10)
 Redemption of
  preferred stock.......            --         --          --                  --             --         (183)(5)
                            -----------   --------    --------         -----------    -----------   ---------
Income (loss) applicable
 to common shareholders
 before cumulative
 change in accounting
 principle (Basic)......         (4,461)    19,143     (23,700)             (9,018)        76,769    (111,837)
 Diluted earnings
  adjustment............            --         --          --                  --             180        (180)(11)
                            -----------   --------    --------         -----------    -----------   ---------
Income (loss) applicable
 to common shareholders
 before cumulative
 change in accounting
 principle (Diluted)....    $    (4,461)  $ 19,143    $(23,700)        $    (9,018)   $    76,949   $(112,017)
                            ===========   ========    ========         ===========    ===========   =========
Income (loss) per common
share:
 Income (loss)
  applicable to common
  shareholders before
  cumulative effect of
  change in accounting
  principle
   Basic................    $     (0.01)                               $     (0.02)   $      0.45
                            ===========                                ===========    ===========
   Diluted..............    $     (0.01)                               $     (0.02)   $      0.43
                            ===========                                ===========    ===========
 Shares used in
  computing information
  applicable to common
  shareholders
   Basic................    412,000,658                                412,000,658    172,047,956
                            ===========                                ===========    ===========
   Diluted..............    412,000,658                                412,000,658    177,273,442
                            ===========                                ===========    ===========
                             Total
                           Pro Forma
                            Global
                           Crossing
                          ----------------
OPERATING REVENUES......  $ 1,863,556
                          ----------------
OPERATING EXPENSES:
 Operating, selling,
  general and
  administrative........    1,430,520
 Stock related
  expense...............       26,074
 Depreciation and
  amortization..........      267,873
                          ----------------
                            1,724,467
                          ----------------
OPERATING INCOME
 (LOSS).................      139,089
EQUITY IN INCOME (LOSS)
 OF AFFILIATES..........        8,684
Other income (expense):
 Interest expense.......     (107,173)
 Interest income........       35,311
 Other income
  (expense).............       (5,367)
                          ----------------
Income (loss) before
 taxes and cumulative
 effect of change in
 accounting principle...       70,544
 Provision (benefit)
  for income taxes......      (87,206)
                          ----------------
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............      (16,662)
 Preferred stock
  dividends.............      (27,241)
 Redemption of
  preferred stock.......         (183)
                          ----------------
Income (loss) applicable
 to common shareholders
 before cumulative
 change in accounting
 principle (Basic)......      (44,086)
 Diluted earnings
  adjustment............          --
                          ----------------
Income (loss) applicable
 to common shareholders
 before cumulative
 change in accounting
 principle (Diluted)....  $   (44,086)
                          ================
Income (loss) per common
share:
 Income (loss)
  applicable to common
  shareholders before
  cumulative effect of
  change in accounting
  principle
   Basic................  $     (0.06)
                          ================
   Diluted..............  $     (0.06)
                          ================
 Shares used in
  computing information
  applicable to common
  shareholders
   Basic................  767,181,658 (12)
                          ================
   Diluted..............  767,181,658 (12)
                          ================

                           Pro Forma Global Crossing
         Unaudited Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1998
             (in thousands, except share and per share information)

                                                                                                                   Total
                             Global                                   Global                                     Pro Forma
                            Crossing      Global    Pro Forma      Crossing with    Frontier     Pro Forma        Global
                         Historical (1) Marine (1) Adjustments     Global Marine Historical (1) Adjustments      Crossing
                         -------------- ---------- -----------     ------------- -------------- -----------     -----------
OPERATING REVENUES.....   $   424,099    $347,335   $    --         $   771,434   $ 2,593,558    $     --       $ 3,364,992
                          -----------    --------   --------        -----------   -----------    ---------      -----------
OPERATING EXPENSES:
 Operating, selling,
  general and
  administrative.......       264,781     233,209        --             497,990     2,050,356          --         2,548,346
 Termination of
  Advisory
  Services Agreement...       139,669         --         --             139,669           --           --           139,669
 Stock related
  expense..............        39,374         --         --              39,374           --           --            39,374
 Depreciation and
  amortization.........           --       38,730     (1,318)(2)         58,145       225,806      (36,002)(3)      506,828
                                                      20,733 (2)                                   258,879 (3)
                          -----------    --------   --------        -----------   -----------    ---------      -----------
                              443,824     271,939     19,415            735,178     2,276,162      222,877        3,234,217
                          -----------    --------   --------        -----------   -----------    ---------      -----------
OPERATING INCOME
 (LOSS)................       (19,725)     75,396    (19,415)            36,256       317,396     (222,877)         130,775
EQUITY IN INCOME (LOSS)
 OF AFFILIATES.........        (2,508)      4,732        --               2,224        16,711          --            18,935
Other income (expense):
 Interest expense......       (42,880)    (11,176)   (48,000)(9)       (102,056)      (55,318)         --          (157,374)
 Interest income.......        29,986       3,793        --              33,779         5,084          --            38,863
 Other income
  (expense)............           --          --         --                 --         23,230          --            23,230
                          -----------    --------   --------        -----------   -----------    ---------      -----------
Income (loss) before
 taxes, extraordinary
 item and cumulative
 effect of change in
 accounting principle..       (35,127)     72,745    (67,415)           (29,797)      307,103     (222,877)          54,429
 Provision (benefit)
  for income taxes.....       (33,067)    (25,693)    20,256 (14)       (38,504)     (129,560)         --          (168,064)
                          -----------    --------   --------        -----------   -----------    ---------      -----------
Income (loss) before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle.............       (68,194)     47,052    (47,159)           (68,301)      177,543     (222,877)        (113,635)
 Preferred stock
  dividends............       (12,681)        --         --             (12,681)       (1,005)       1,005 (10)     (12,681)
 Redemption of
  preferred stock......       (34,140)        --         --             (34,140)          --          (183)(5)      (34,323)
                          -----------    --------   --------        -----------   -----------    ---------      -----------
Income (loss)
 applicable to common
 shareholders before
 extraordinary item and
 cumulative change in
 accounting principle
 (Basic)...............      (115,015)     47,052    (47,159)          (115,122)      176,538     (222,055)        (160,639)
 Diluted earnings
  adjustment...........           --          --         --                 --            360         (360)(11)         --
                          -----------    --------   --------        -----------   -----------    ---------      -----------
Income (loss)
 applicable to common
 shareholders before
 extraordinary item and
 cumulative change in
 accounting principle
 (Diluted).............   $  (115,015)   $ 47,052   $(47,159)       $  (115,122)  $   176,898    $(222,415)     $  (160,639)
                          ===========    ========   ========        ===========   ===========    =========      ===========
Income (loss) per
 common share:
 Income (loss)
  applicable to common
  shareholders before
  extraordinary item
  and cumulative effect
  of change in
  accounting
  principle............
 Basic.................   $     (0.32)                              $     (0.32)  $      1.03                   $     (0.23)
                          ===========                               ===========   ===========                   ===========
 Diluted...............   $     (0.32)                              $     (0.32)  $      1.02                   $     (0.23)
                          ===========                               ===========   ===========                   ===========
 Shares used in
  computing information
  applicable to
  common shareholders
 Basic.................   358,735,340                               358,735,340   170,625,733                   713,916,340 (12)
                          ===========                               ===========   ===========                   ===========
 Diluted...............   358,735,340                               358,735,340   173,940,531                   713,916,340 (12)
                          ===========                               ===========   ===========                   ===========

                           Pro Forma Global Crossing
      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

 1. These columns represent the historical results of operations and financial position. With respect to the information included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998, the Global Marine information is for the twelve months ended March 31, 1999.

 2. These adjustments reflect the elimination of Global Marine's shareholder's equity accounts, the excess consideration over the net assets acquired (goodwill) and the related amortization expense. The preliminary goodwill is calculated as follows (in thousands):

   Purchase price........................................            $868,400
   Lease termination fees................................              35,000
   Estimated Global Crossing transaction costs...........               5,000
                                                                     --------
   Estimated total consideration.........................             908,400
   Historical net tangible book value of Global Marine:
     Historical Global Marine net assets at June 30,
      1999............................................... $(115,220)
     Historical goodwill and other intangibles, net......    36,150
                                                          ---------
                                                                      (79,070)
                                                                     --------
   Preliminary goodwill..................................            $829,330
                                                                     ========

  Global Crossing paid (Pounds)550 million (approximately $868 million) in connection with the transaction. The Company partially financed the acquisition of Global Marine through the incurrence of debt in the amount of $600 million with an interest rate of approximately 8%. Global Crossing has tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess of such acquisition costs being attributable to goodwill. Global Crossing is in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among the tangible and intangible (and their related useful lives) assets acquired may change. Goodwill associated with the transaction is currently anticipated to be amortized over a 40-year life.


 3. These adjustments reflect the elimination of Frontier's shareholders' equity accounts, the excess consideration over the net assets acquired (goodwill) and the related amortization expense. The preliminary goodwill is calculated as follows (in thousands, except per share amounts):

   Shares of Frontier common stock outstanding
    at June 30, 1999..........................                  173,270
   Less: Treasury shares......................                      (11)
                                                             ----------
   Shares of Frontier to be exchanged.........                  173,259
   Frontier exchange ratio....................                     2.05
                                                             ----------
   Shares of Global Crossing to be issued.....                  355,181
   Average Global Crossing closing price......               $      22 15/16
                                                             ----------
                                                              8,146,964
   Acceleration of stock option vesting and
    other compensation........................                  329,092
   Tax benefit related to the acceleration of
    unearned compensation and vesting of stock
    options...................................                 (152,285)
   Estimated Global Crossing transaction
    costs.....................................                   60,000
                                                             ----------
   Estimated total consideration..............                8,383,771

   Historical net tangible book value of
    Frontier
     Historical Frontier net assets at June
      30, 1999................................  $(1,132,738)
     Historical goodwill and other
      intangibles, net........................      466,851
     Estimated Frontier transactions costs....       30,000
     Preferred stock redemption...............       18,477
                                                -----------
                                                               (617,410)
                                                             ----------
   Preliminary goodwill.......................               $7,766,361
                                                             ==========

                           Pro Forma Global Crossing
     Notes to Unaudited Pro Forma Condensed Combined Financial Statements--
                                  (Continued)

  Global Crossing will issue 355,181,000 shares of its common stock at a ratio of 2.05 shares of Global Crossing common stock for each share of Frontier common stock outstanding. Global Crossing has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of such acquisition costs being attributable to goodwill. Global Crossing is in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible (and their related useful lives) assets acquired may change. Goodwill associated with the transaction is currently anticipated to be amortized over a 40-year life. Based upon a preliminary valuation, the Company estimates that the purchase price allocation among the tangible and intangible assets will result in a composite useful life of approximately 30 years.

 4. The pro forma financial statements give effect to an estimated $60 million and $30 million in direct transaction costs on behalf of Global Crossing and Frontier, respectively, in connection with the merger. Also, Global Crossing incurred approximately $5 million of direct transaction costs in connection with the Global Marine acquisition.

 5. These adjustments represent the redemption of Frontier's 5.00%, second 5.00%, 5.65%, 4.60% and Ausable 5 1/2% Series redeemable preferred stock prior to completion of the merger at their respective premiums of the total amount outstanding. The preferred stock was redeemed on July 1, 1999.

 6. This adjustment represents the deferred tax benefit relating to Frontier's unearned compensation and the acceleration of Frontier's stock options based upon Global Crossing's effective tax rate for the year ended December 31, 1998.

 7. This adjustment represents the effect of the accelerated vesting of Frontier's unearned compensation as a result of the merger.

 8. This adjustment records the excess fair value of vested stock options issued by Global Crossing in exchange for vested and unvested outstanding options of Frontier and other compensation.

 9. This amount reflects the assumed interest expense, assuming an 8% interest rate, incurred on the $600 million debt assumed issued as of the earliest date presented in connection with the acquisition of Global Marine.

10. This adjustment assumes that Frontier's preferred stock dividends would not have been incurred, as Frontier's preferred stock would have been redeemed as of the earliest date presented.

11. To eliminate diluted earnings adjustment due to the combined net loss position.

12. Pro forma per share data are based on the number of Global Crossing common shares that would have been outstanding had the merger occurred at the earliest date presented.

13. This adjustment represents the termination of certain lease arrangements due to change of control provisions and related costs.

14. These adjustments represent the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Global Marine.

                            New Accounting Standards

  In June 1999, the Financial Accounting Standards Board (FASB) issued Interpretation No. 43 "Real Estate Sales, an Interpretation of FASB Statement No. 66" (FIN 43) effective July 1, 1999. Under FIN 43, sales of dark fiber, conduit and capacity related to fiber optic cable, subsea and/or terrestrial systems may be required to be accounted for under SFAS No. 66 based upon the terms of the transactions and components of the assets involved.

  Global Crossing has differentiated its accounting policies for terrestrial and subsea capacity based upon the unique characteristics of each asset and has not recognized any revenue on any dark fiber or conduit transactions. Global Crossing believes that its sales of subsea capacity will continue to meet the conditions for sales type lease accounting. Service contract accounting, which amortizes revenues and costs over the lives of the agreements, will be utilized for Pan European Crossing and Global Access Limited terrestrial capacity transactions when such systems achieve ready-for-service. Furthermore, upon the commencement of service contracts on its subsea systems (which is expected to occur prior to the end of 1999), the carrying value of subsea systems will be depreciated over the remaining economic lives and revenues related to service contracts will be recognized over the terms of the contracts. See page 118 of the Global Crossing's Management Discussion and Analysis included in the joint proxy statement/prospectus.

  Although management believes FIN 43 will not have any effect on its cash flows and should not have a material effect on its accounting policies, consolidated financial condition or results of operations, accounting practice and authoritative guidance is currently still evolving in the industry, the accounting profession and regulatory authorities, with resolution expected within the next several months.

                           Comparative Per Share Data

  Presented below is the income/loss from operations before extraordinary item and cumulative effect of changes in accounting principle, book value per common share and cash dividends per common share data for Global Crossing and Frontier on an historical basis and a pro forma basis. We combined historical consolidated financial information of Global Crossing, Global Marine and Frontier using the purchase method of accounting for business combinations.

  The unaudited Frontier equivalent pro forma information was calculated by multiplying the corresponding unaudited Pro Forma Global Crossing consolidated data by an exchange ratio of 2.05. This information shows how each share of Frontier common stock would have participated in the net loss and book value of Global Crossing if the merger had been completed at January 1, 1998. These amounts, however, do not necessarily reflect future per share levels of net earnings or book value of Global Crossing.

                                                                      Six months
                                                              Fiscal    ended
                                                               Year    June 30,
                                                               1998      1999
                                                              ------  ----------
Global Crossing historical
Loss per share:
  Basic...................................................... $(0.32)   $(0.01)
  Diluted....................................................  (0.32)    (0.01)
Book value per common share..................................   1.89      1.82
Cash dividends declared per common share.....................    --        --

Frontier historical
Earnings per share:
  Basic......................................................   1.03      0.45
  Diluted....................................................   1.02      0.43
Book value per common share..................................   5.93      6.54
Cash dividends declared per common share.....................   0.89      0.10

Unaudited Global Crossing equivalent pro forma
Loss per share:
  Basic......................................................  (0.23)    (0.06)
  Diluted....................................................  (0.23)    (0.06)
Book value per common share..................................      *     11.94

Unaudited Frontier equivalent pro forma
Loss per share:
  Basic......................................................  (0.47)    (0.12)
  Diluted....................................................  (0.47)    (0.12)
Book value per common share..................................      *     24.48

--------
* Information not provided

                          Market Prices and Dividends

  The Global Crossing common stock trades on both the Nasdaq National Market and the Bermuda Stock Exchange under the symbol "GBLX." Frontier common stock is listed on the New York Stock Exchange under the symbol "FRO."

  The table below shows, for the calendar quarters indicated, the reported high and low sale prices of Global Crossing common stock as reported on the Nasdaq National Market and the Frontier common stock as reported on the New York Stock Exchange Composite Transactions Tape, in each case based on published financial sources and the dividends, if any, declared on the stock. Share amounts and values for Global Crossing common stock take into account the two-for-one stock split in the form of a stock dividend effective March 9, 1999. The third quarter 1998 information for Global Crossing covers the period between August 14, the date of the initial public offering of the Global Crossing common stock, through September 30.

                         Global Crossing Common Stock      Frontier Common Stock
                         --------------------------------------------------------
                           Market Price          Cash     Market Price    Cash
                         --------------------  Dividends  ------------- Dividends
                           High       Low      Declared    High   Low   Declared
                         ---------- --------- ------------------ ------ ---------
Calendar 1997
 First Quarter..........        --        --         --   $23.25 $17.75  $.2175
 Second Quarter.........        --        --         --    20.50  15.38   .2175
 Third Quarter..........        --        --         --    24.19  19.00   .2175
 Fourth Quarter.........        --        --         --    25.00  20.00   .2225
Calendar 1998
 First Quarter..........        --        --         --    33.44  24.44   .2225
 Second Quarter.........        --        --         --    33.00  28.31   .2225
 Third Quarter.......... $    12.75 $    8.00        --    36.75  24.13   .2225
 Fourth Quarter.........      23.50      8.63        --    34.13  24.81   .2225
Calendar 1999
 First Quarter..........      62.63     18.94        --    54.94  33.19   .0500
 Second Quarter.........      64.25     39.63        --    60.38  49.13   .0500
 Third Quarter (through
  September 7, 1999)....      50.00     20.25        --    59.94  36.13     --

  The following table presents trading information for the Global Crossing common stock and Frontier common stock on March 16, 1999 and September 7, 1999. March 16, 1999 was the last full trading day before our announcement of the signing of the merger agreement. September 7, 1999 was the last practicable trading day for which information was available before the date of this document. The equivalent pro forma price of Frontier common stock is also presented below for each price. The equivalent pro forma price for each date was determined by multiplying the applicable price of Global Crossing common stock by the exchange ratio of 2.05. We cannot assure you what the market prices of the Global Crossing common stock will be at the merger date. You should obtain current market quotations.

                                                                   Frontier
                                   Global Crossing   Frontier   Equivalent Pro
                                    Common Stock   Common Stock     Forma
                                   --------------- ------------ --------------
Closing price on March 16, 1999...     $51.50         $44.63       $105.58
Closing price on September 7,
 1999.............................     $20.31         $36.31       $ 41.64

  Global Crossing does not anticipate paying cash dividends on its common stock in the foreseeable future. The terms of some debt instruments of Global Crossing limit its ability to pay cash dividends. Future cash dividends, if any, will be at the discretion of the Global Crossing board of directors and will depend upon, among other things, Global Crossing's operations, capital requirements and surplus, general financial condition, contractual restrictions and those other factors the Global Crossing board of directors may deem relevant. See "Global Crossing's Management Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 116 of the joint proxy statement/prospectus.

           Cautionary Statement Regarding Forward-Looking Information

  Global Crossing and Frontier have included forward-looking statements in this supplement and in the joint proxy statement/prospectus previously mailed to you. These statements describe their attempt to predict future occurrences. Global Crossing and Frontier use the words "believe," "anticipate," "expect," "intend," and similar expressions to identify forward-looking statements. These statements also include references to cost savings, benefits, revenues and earnings estimated to result from the merger and estimated costs of combining Global Crossing and Frontier. Forward-looking statements are subject to a number of risks, assumptions and uncertainties. For Global Crossing and Frontier, these risks, assumptions and uncertainties, which may cause actual results to differ materially from those predicted by the forward-looking statements, include:

  . the ability to complete systems within currently estimated time frames and budgets,

  .   the ability to sell capacity on systems,

  . the successful transition of Global Crossing from a system development company to an operating company,

  . the ability to compete effectively in a rapidly evolving and price competitive marketplace,

  . international, national and local general economic and market conditions,

  .   the size and growth of the overall telecommunications market,

  .   new product and service development and introduction,

  .   changes in consumer preferences,

  . existing governmental regulations and changes in the nature of telecommunications regulation in the United States and other countries,

  .   the loss of significant customers, employees or suppliers,

  .   changes in business strategy or development plans,

  .   the ability to attract and retain qualified personnel and

  .   the successful integration of Global Crossing and Frontier.

  This list provides only an example of some of the risks, uncertainties and assumptions that may affect the forward-looking statements of Global Crossing and Frontier. If any of these risks or uncertainties materialize or fail to materialize, as applicable, or if the underlying assumptions prove incorrect, actual results may differ materially from those projected in the forward-looking statements.

                      Where You Can Find More Information

  Global Crossing and Frontier file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." You may also visit Global Crossing at http://www.globalcrossing.com or Frontier at http://www.frontiercorp.com. The Global Crossing common stock is quoted on the Nasdaq National Market, and material filed by Global Crossing can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The Frontier common stock is listed on the NYSE and material filed by Frontier can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Global Crossing filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Global Crossing common stock to be issued to Frontier shareholders in the merger. This supplement is a part of that registration statement and, together with the joint proxy statement/prospectus, constitutes a prospectus of Global Crossing in addition to being a joint proxy statement of Global Crossing and Frontier for the Global Crossing and Frontier meetings. As allowed by Securities and Exchange Commission rules, this supplement and the joint proxy statement/prospectus do not contain all the information you can find in the registration statement or the exhibits to the registration statement.

  The Securities and Exchange Commission allows Global Crossing and Frontier to "incorporate by reference" information into the joint proxy statement/prospectus, which means that Global Crossing and Frontier can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of the joint proxy statement/prospectus, except for any information superseded by information in this supplement or the proxy statement/prospectus. This supplement and the joint proxy statement/prospectus incorporate by reference the documents set forth below that Frontier has previously filed with the Securities and Exchange Commission. These documents contain important information about Frontier and its finances.

Frontier SEC Filings      Period
--------------------      ------
Annual Report on Form
 10-K                     Year Ended December 31, 1998
Quarterly Report on Form
 10-Q                     Quarters Ended June 30, 1999 and March 31, 1999
Current Reports on Form   Filed January 26, 1999, March 19, 1999, May 18, 1999, July 21, 1999 and
 8-K                      September 3, 1999

  Global Crossing and Frontier are also incorporating by reference additional documents that they file with the Securities and Exchange Commission between the date of this document and the date of the shareholder meetings.

  Global Crossing has supplied all information contained in this joint proxy statement/prospectus relating to Global Crossing, and Frontier has supplied all such information contained or incorporated by reference relating to Frontier.

  If you are a shareholder of Global Crossing, you may obtain, without charge, an additional copy of the joint proxy statement/prospectus or a copy of Global Crossing's Annual Report on Form 10-K for the year ended December 31, 1998, excluding exhibits, by requesting it by telephone or in writing from:

     Global Crossing Ltd.
     150 El Camino Drive
     Suite 204
     Beverly Hills, CA 90212
     Attn: Jensen Chow, Investor Relations
             (310) 385-5200

  If you are a shareholder of Frontier, Frontier may have sent you some of the documents incorporated by reference, but you can obtain any of them through Frontier or the Securities and Exchange Commission or the Securities and Exchange Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from Frontier without charge, excluding all exhibits unless Frontier has specifically incorporated by reference an exhibit in the joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference by requesting them in writing or by telephone from Frontier at the following addresses:

     Frontier Corporation
     180 South Clinton Avenue
     Rochester, New York 14646-0700
     1-800-573-2473
     Attn: Judi Kramer

  If you would like to request documents from us, please do so by September 16, 1999 to receive them before the Frontier meeting.

  You should rely only on the information contained or incorporated by reference in this document and the joint proxy statement/prospectus to vote on the Global Crossing proposals and Frontier's merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document and the joint proxy statement/prospectus. This document is dated September 8, 1999 and the joint proxy statement/prospectus is dated August 5, 1999. You should not assume that the information contained in this document is accurate as of any date other than September 8, 1999, or the information contained in the joint proxy statement/prospectus is accurate as of any date other than August 5, 1999, and neither the mailing of this document to shareholders nor the issuance of Global Crossing common stock in the merger shall create any implication to the contrary.

                                                                       ANNEX S-A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               AMENDMENT NO. 2 TO

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 2, 1999

                                     AMONG

                             GLOBAL CROSSING LTD.,

                             GCF ACQUISITION CORP.

                                      AND

                              FRONTIER CORPORATION


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                AMENDMENT NO. 2

  AMENDMENT NO. 2, dated as of September 2, 1999 (this "Amendment"), among GLOBAL CROSSING LTD., a Bermuda company ("Global"), GCF ACQUISITION CORP., a New York corporation and a wholly owned subsidiary of Global ("Merger Sub"), and FRONTIER CORPORATION, a New York corporation ("Frontier"), to the Agreement and Plan of Merger, dated as of March 16, 1999 and amended as of May 16, 1999 (the "Original Agreement"), among Global, Merger Sub and Frontier. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

  WHEREAS, Frontier and Global have agreed to amend the Original Agreement on the terms provided herein;

  WHEREAS, the shareholders of Global who are party to the Voting Agreement have reaffirmed the Voting Agreement in light of this Amendment and have agreed to certain restrictions on the transfer of their shares, which reaffirmation and lock-up agreement is attached hereto as Exhibit A; and

  WHEREAS, certain additional shareholders of Global and certain shareholders of Frontier have entered into a Share Transfer Restriction Agreement relating to certain restrictions on the transfer of their shares, which Transfer Restriction Agreement is attached hereto as Exhibit B.

  NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

  1. Amendment to Glossary of Defined Terms in the Original Agreement. The Glossary of Defined Terms in the Original Agreement is hereby amended by (i) deleting the reference to "Section 1.8(a)" next to the term "NASDAQ" and inserting in lieu thereof a reference to "Section 1.10(g)(ii)" and (ii) deleting the following terms and related Section references: Average Price, Cash Top-Up, Cash Top-Up Election, Combination Election, Determination Date, Frontier Evaluation Period, Global Adjustment Election, Global Election Period, Specified Value and Termination Notice.

  2. Amendment to Section 1.2 of the Original Agreement. Section 1.2 of the Original Agreement is hereby amended by deleting the phrase beginning with the words "provided, however, that" up to and including the words ", in all cases" in their entirety.

  3. Amendment to Section 1.8(a) of the Original Agreement. Section 1.8(a) of the Original Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

    (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Frontier Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Frontier Common Stock owned or held directly or indirectly by Global or directly by Frontier, all of which shall be canceled as provided in Section 1.8(c)) shall, be converted into the right to receive that number of shares of Global Common Stock equal to the Exchange Ratio (as defined below) (the "MERGER CONSIDERATION"). "EXCHANGE RATIO" means 2.05 shares of Global Common Stock, as increased by 7% per annum, compounded daily, from and after December 31, 1999 to and including the Effective Time. If prior to the Effective Time, Global should split or combine the shares of Global Common Stock, or pay a stock dividend or other stock distribution in shares of Global Common Stock, or otherwise change the shares of Global Common Stock into any other securities, or make any other dividend or distribution on the shares of Global Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  4. Amendment to Section 1.10(c) of the Original Agreement. Section 1.10(c) of the Original Agreement is hereby amended by deleting the last sentence of clause (i) thereof in its entirety.

  5. Amendment to Section 1.10(g)(ii) of the Original Agreement. Section 1.10(g)(ii) of the Original Agreement is hereby amended by deleting the word "NASDAQ" and inserting in lieu thereof the words "Nasdaq National Market ("NASDAQ")".

  6. Amendment to Article II of the Original Agreement. Article II of the Original Agreement is hereby amended as follows:

    a. Section 2.1 of the Original Agreement is hereby amended by deleting the words "and, if applicable, cash to be paid as a result of the Cash Top-Up pursuant to Section 7.1(g)";

    b. Section 2.2 of the Original Agreement is hereby amended by (i) deleting the words "and any cash to be paid as a result of the Cash Top-Up pursuant to Section 7.1(g)" in clause (B) of the second sentence thereof and inserting the word "and" after the words "Section 2.5," in such clause,
  (ii) deleting the words "or as a result of a Cash Top-Up pursuant to
  Section 7.1(g)" in the third sentence thereof and inserting the word "and" after the words "Section 2.3," in such sentence and (iii) deleting the words "and as a result of a Cash Top-Up pursuant to Section 7.1(g)" in the last sentence thereof and inserting the word "and" after the words "Section 2.5," in such sentence;

    c. Section 2.3 of the Original Agreement is hereby amended by (i) deleting the words "and no cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g)" in the first sentence thereof and (ii) deleting the words "and any cash payment as a result of a Cash Top-Up pursuant to
  Section 7.1(g)" in the second sentence thereof and inserting the word "and" after the words "Section 2.5," in such sentence;

    d. Section 2.4 of the Original Agreement is hereby amended by deleting the words "or as a result of a Cash Top-Up pursuant to Section 7.1(g)" and inserting the word "and" after the words "Section 2.3";

    e. Section 2.6 of the Original Agreement is hereby amended by deleting the words "and any cash payment as a result of a Cash Top-Up pursuant to
  Section 7.1(g)" and inserting the word "and" after the words "Section
  2.5,";

    f. Section 2.8 of the Original Agreement is hereby amended by deleting the second sentence thereof in its entirety; and

    g. Section 2.12 of the Original Agreement is hereby amended by deleting the words "and any cash payment as a result of a Cash Top-Up pursuant to
  Section 7.1(g)" in the last sentence thereof and inserting the word "and" after the words "Section 2.5," in such sentence.

  7. Amendment to Section 3.1(j) of the Original Agreement. Section 3.1(j) of the Original Agreement is hereby amended by inserting the following sentence at the end thereof: "Frontier has received the opinion of the Frontier Financial Advisor, dated September 2, 1999, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Frontier Common Stock, a copy of which opinion will be made available to Global."

  8. Amendment to Section 3.2(i) of the Original Agreement. Section 3.2(i) of the Original Agreement is hereby amended by inserting the following sentence at the end thereof: "Global has received the opinion of the Global Financial Advisor, dated September 1, 1999, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Global, a copy of which opinion will be made available to Frontier."

  9. Amendment to Section 4.2(h) of the Original Agreement. Section 4.2(h) of the Original Agreement is hereby amended by inserting the words ", and shall take such actions as may be necessary to cause the Merger to qualify (unless such actions would have a Material Adverse Effect on Global after giving effect to the Merger)," after the word "qualifying" in the first sentence thereof and inserting the words "in which the exchange of Frontier Common Stock is not subject to Section 367(a)(1) of the Code by reason of Treas. Reg. Sec. 1.367(a)-3(c)" after the word "Code" in such sentence.

  10. Amendment to Section 4.2(k) of the Original Agreement. Section 4.2(k) of the Original Agreement is hereby amended by deleting the second paragraph thereof in its entirety.

  11. Amendment to Add a New Section 5.15 to the Original Agreement. The Original Agreement shall be amended by inserting the following new Section 5.15 immediately following Section 5.14 thereof:

    5.15 SHARE REPURCHASE PROGRAM. Global shall promptly following the Effective Time institute a six-month open-market stock repurchase program relating to the repurchase of up to $500 million in the aggregate of Global Common Stock from time to time, as determined by Global, based on market conditions, in compliance with the rules and regulations of the SEC, including Rule 10b-18, and consistent with Global's obligations under
  Section 4.2(h) of the Agreement.

  12. Amendment to Section 7.1(g) of the Original Agreement. Section 7.1(g) of the Original Agreement is hereby amended by deleting such Section in its entirety.

  13. Amendment to Section 7.3 of the Original Agreement. Section 7.3 of the Original Agreement is hereby amended by inserting the following sentence at the end thereof: "For purposes of this Agreement, the words, "this Agreement" shall mean this Agreement, as amended from time to time, except to the extent such words refer to the date of this Agreement or the date of the execution of this Agreement."

  14. Authorization, Execution and Delivery; No Conflicts. (a) This Amendment has been duly authorized, executed and delivered by each party hereto and constitutes a valid and binding agreement of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

  (b) The execution and delivery of this Amendment does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the constituent documents of each party hereto, or (B) except as would not have a Material Adverse Effect on such party and, subject to obtaining or making the consents, approvals orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any Subsidiary of such party or their respective properties or assets.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any party hereto or any Subsidiary of such party in connection with the execution and delivery of this Amendment by such party or the consummation of the transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on such party.

  15. Voting Agreement. Global represents and warrants to Frontier that as of the date of this Amendment, after giving effect to this Amendment and the reaffirmation of the Voting Agreement referred to in the second recital of this Amendment, the shares subject to the Voting Agreement constitute more than the Required Global Vote.

  16. Effective Date; No Other Consents or Amendments. Each of the parties hereto agrees that the amendments to the Original Agreement contained herein shall be effective upon execution of this Amendment by each party hereto. Except as expressly amended hereby, the provisions of the Original Agreement are and shall remain in full force and effect. This Amendment shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Original Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Original Agreement. This Amendment shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any other term, condition, subsection or section of the Original Agreement.

  17. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York.

  18. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, Global, Merger Sub and Frontier have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          GLOBAL CROSSING LTD.


                                          By:      /s/ Thomas J. Casey
                                             ---------------------------------
                                            Name: Thomas J. Casey
                                            Title: Vice Chairman

                                          GCF ACQUISITION CORP.

                                          By:      /s/ Thomas J. Casey
                                             ---------------------------------
                                            Name: Thomas J. Casey
                                            Title: Vice Chairman

                                          FRONTIER CORPORATION

                                          By:     /s/ Joseph P. Clayton
                                             _________________________________
                                            Name: Joseph P. Clayton
                                            Title: Chief Executive Officer

                                                                       ANNEX S-B

                    SECOND REAFFIRMATION OF VOTING AGREEMENT
                    AND SHARE TRANSFER RESTRICTION AGREEMENT

  SECOND REAFFIRMATION OF VOTING AGREEMENT AND SHARE TRANSFER RESTRICTION AGREEMENT, dated as of September 2, 1999 (this "Agreement"), to the Voting Agreement, dated as of March 16, 1999 (the "Voting Agreement"), among certain shareholders (collectively, the "Shareholders") of Global Crossing Ltd., a company formed under the laws of Bermuda ("Global"), Frontier Corporation, a New York corporation (together with its successors and assigns, "Frontier"), and Global.

  A. Simultaneously with their execution of the Voting Agreement, Global, Frontier and GCF Acquisition Corp. ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into Frontier (the "Merger").

  B. Simultaneously with their execution of the Reaffirmation of Voting Agreement, dated as of May 16, 1999, Global, Frontier and Merger Sub entered into Consent and Amendment No. 1 to the Merger Agreement ("Amendment No. 1").

  C. The parties intend concurrently with the execution of this Agreement to execute Amendment No. 2 ("Amendment No. 2") to the Merger Agreement, as amended by Amendment No. 1, in order to provide for certain changes to the terms and conditions thereof.

  D. The parties to the Voting Agreement now desire to amend certain provisions of the Voting Agreement in accordance with Section 4(c) of the Voting Agreement.

  E. Each Shareholder beneficially owns shares of Common Stock, par value $.01 per share, of Global as set forth opposite such Shareholder's name on Exhibit
A. All such shares, together with any shares of capital stock of Global such Shareholder hereinafter acquires, are referred to herein as the "Subject Shares".

  F. The Shareholders and Global desire to enter into this Agreement to provide for, among other things, certain restrictions on the sale or other transfer of the record ownership or beneficial ownership, or both, of the Subject Shares during the term of this Agreement.

  G. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Voting Agreement.

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

  SECTION 1. Second Reaffirmation of Voting Agreement.

  1.1 Supplement. Section 1(c) of the Voting Agreement is hereby supplemented by the following: "Each Shareholder acknowledges receipt and review of a copy of Amendment No. 2."

  1.2 Second Reaffirmation. Each Shareholder reaffirms its obligations under
Section 1(a) of the Voting Agreement to be present, in person or represented by proxy, at each meeting of shareholders of Global or in connection with any written consent and to vote (or cause to be voted) or to deliver a written consent (or cause a consent to be delivered) covering all the Subject Shares held by such Shareholder and all Voting Shares to approve the Share Issuance and the Global Charter Amendment and any action required in furtherance thereof and of the Merger and if applicable, the Alternative Merger, and against any action which would reasonably be expected to result in a failure of the conditions described in Section 6.3 of the Merger Agreement to be satisfied, all pursuant to the terms and conditions set forth in the Merger Agreement, as amended by Amendment No. 1 and Amendment No. 2.

  SECTION 2. Covenants of the Shareholders. As between each of the Shareholders and Global the following agreements in this Section 2 shall be applicable:

  2.1 Transfer of Subject Shares. During the term of this Agreement, each Shareholder shall not transfer record ownership or beneficial ownership, or both, of any Subject Shares; provided, that each Shareholder shall be permitted to transfer ownership of Subject Shares (i) in connection with donations to charitable organizations, (ii) pledges or similar security arrangements with third party lenders, (iii) if consented to, prior to the Effective Time, by Global and Frontier, (iv) if consented to, subsequent to the Effective Time, by a committee (the "Committee") of the Board of Directors of Global consisting of one former representative of Frontier (the "Frontier Representative") and one Global member (such consent not to be unreasonably withheld), (v) in connection with a qualified or other domestic relations order or other judicial order, and
(vi) in connection with transfers made solely for estate planning purposes, so long as the transferee agrees in writing to be bound by the terms of this Agreement. For the purpose of this Agreement, the term "transfer" means a sale, an assignment, a grant, a transfer, or other disposition of any Subject Shares or any interest of any nature in any Subject Shares, including, without limitation, the "beneficial ownership" of such Subject Shares (as determined pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended). Nothing herein shall affect the obligations of each Shareholder under
Section 2 of the Voting Agreement.

  2.2 Post Termination Sales. Each Shareholder shall in good faith work toward implementing a program with the purpose that, if and when any such Shareholder determines to sell or otherwise transfer the Subject Shares subsequent to the Termination Date, such sales or transfers would be effected in such a manner as to provide for an orderly trading market for shares of Global Common Stock.

  2.3 Further Assurances. Each Shareholder shall execute and deliver during the term of this Agreement, such further certificates, agreements and other documents as Global determines in its sole discretion are necessary or appropriate to implement the restrictions on transfer of the Subject Shares contained in Section 2.1 hereof.

  SECTION 3. Representations and Warranties of the Shareholders. Each Shareholder severally represents and warrants to each of Frontier and Global as follows:

  3.1 Power and Authority. Each Shareholder has all requisite power and authority to execute and deliver and perform its obligations under this Agreement.

  3.2 Authorization; Contravention. The execution and delivery by each Shareholder of this Agreement and the performance by it of its obligations under this Agreement have, (1) in the case of each Shareholder that is a corporation, been duly authorized by all necessary corporate action and (2) do not and will not conflict with or result in a violation pursuant to, (A) in the case of each Shareholder that is a corporation, any provision of its certificate of incorporation or bylaws, or similar organizational document, or
(B) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder, the Subject Shares or any of such Shareholder's other properties or assets.

  3.3 Binding Effect. This Agreement, when executed and delivered by each Shareholder will constitute a valid and binding obligation of such Shareholder, enforceable against such Shareholder, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

  3.4 Ownership. Each Shareholder is the record owner or beneficial owner of the Subject Shares listed beside its name in Exhibit A, free and clear of liens except with respect to pledges or other liens that such Shareholder would be entitled to effect or create as of the date of this Agreement pursuant to the second sentence of Section 2 of the Voting Agreement and in accordance with the terms thereof. As of the date of this Agreement, each Shareholder does not own beneficially or of record any equity securities of Global other than the Subject Shares. No Shareholder has appointed or granted any proxy which is still effective with respect to its Subject Shares. Each Shareholder has sole voting power or power to direct the vote of the Global Common Stock set forth beside its name on Exhibit A and on the record date and the date of the Global Shareholders Meeting at which the Share Issuance and the Global Charter Amendment and, if applicable, the Alternative Merger, shall be presented for approval, each Shareholder will have sole voting power or power to direct the vote of all such Shareholder's Subject Shares.

  3.5 Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any Shareholder or, to the knowledge of any Shareholder, threatened against any Shareholder or any other entity or person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) performance by any party of its obligations under this Agreement.

  SECTION 4. Miscellaneous Provisions.

  4.1 No Waivers; Remedies; Specific Performance.

    4.1.1 No failure or delay by Frontier or Global, as the case may be, in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

    4.1.2 In view of the uniqueness of the obligations contained in this Agreement and the fact that Frontier or Global, as the case may be, would not have an adequate remedy at law for money damages in the event that any obligation under this Agreement is not performed in accordance with its terms, each of the Shareholders therefore agrees that Frontier or Global, as the case may be, shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which Global or Frontier may be entitled, at law or in equity.

  4.2 Amendments, etc. No amendment, modification, termination, or waiver of any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the Shareholder thereby affected and, with respect to matters relating to Section 1 hereof, by Frontier and Global, and, with respect to matters relating to Section 2 hereof, by Global and Frontier if prior to the Effective Time, and by the Committee if subsequent to the Effective Time, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

  4.3 Successors and Assigns; Third Party Beneficiaries.

    4.3.1 No party shall assign any of its rights or delegate any of its obligations under this Agreement. Any assignment or delegation in contravention of this Section 4.3.1 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under this Agreement.

    4.3.2 The provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

  4.4 Governing Law. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto, shall be governed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

  4.5 Severability of Provision. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

  4.6 Term. This Agreement shall be effective as of the date specified in the first paragraph of this Agreement, and shall terminate upon the first to occur of (i) that date which is six months after the Effective Time of the Merger and
(ii) the termination of the Merger Agreement pursuant to Section 7.1 thereof (the "Termination Date").

  4.7 Survival. Each representation, warranty or covenant shall remain in full force and effect until the Termination Date.

  4.8 Submission to Jurisdiction; Waiver. Each Shareholder and Global irrevocably agrees that any legal action or proceeding with respect to this Agreement may be brought and determined in the courts of the State of New York, and each Shareholder, Frontier and Global hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each Shareholder, Frontier and Global hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 4.8, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Agreement does not involve less than $250,000 and the parties intend that Section 5-1401 of the New York General Obligations will apply to this Agreement.

  4.9 Waiver of Jury Trial. Each party, as a condition of its right to enforce or defend any right under or in connection with this Agreement, waives any right to a trial by jury in any action to enforce or defend any right under this Agreement and agrees that any action shall be tried before a court and not before a jury.

  4.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an originals, with the same effect as if all signatures were on the same instrument.

  IN WITNESS WHEREOF, the parties have executed and delivered this agreement as of the date first written above.

                                          FRONTIER CORPORATION

                                          By:        /s/ Joseph P. Clayton
                                             ----------------------------------
                                                     Joseph P. Clayton
                                                  Chief Executive Officer

                                          GLOBAL CROSSING LTD.

                                          By:         /s/ Thomas J. Casey
                                             ----------------------------------
                                                      Thomas J. Casey
                                                       Vice Chairman


                                          BROWN LIVING TRUST RIDGESTONE CORP.

                                          By:       /s/ Abbott L. Brown
                                             ----------------------------------
                                                      Abbott L. Brown

                                          GALENIGHT CORP.

                                          By:          /s/ Barry Porter
                                             ----------------------------------
                                                        Barry Porter

                                          CONTINENTAL CASUALTY
                                          CORPORATION
                                          CONTINENTAL CASUALTY CORP.
                                          DESIGNATED HIGH YIELD FUND

                                          By:      /s/ Hillel Weinberger
                                             ----------------------------------
                                                     Hillel Weinberger

                                          GLOBAL CROSSING TRUST 1998

                                          By:      /s/ Hillel Weinberger
                                             ----------------------------------
                                               Hillel Weinberger, as Trustee

                                          GLOBAL CROSSING PARTNERS

                                          By:       /s/ Hillel Weinberger
                                             ----------------------------------
                                               Hillel Weinberger, as general
                                                          partner

                                          CIBC WG ARGOSY MERCHANT FUND 3,
                                          LP
                                          CIBC WOOD GUNDY CAPITAL (SFC) INC.
                                          CO-INVESTMENT MERCHANT FUND, LLC
                                          GLOBAL CROSSING LTD., LDC
                                          CANADIAN IMPERIAL BANK OF
                                          COMMERCE

                                          By:          /s/ Jay R. Bloom
                                             ----------------------------------
                                                        Jay R. Bloom

                                          DAVID AND ELLEN LEE FAMILY TRUST

                                          By:            /s/ David Lee
                                             ----------------------------------
                                                     David Lee, Trustee

                                          SAN PASQUAL CORP.

                                          By:            /s/ David Lee
                                             ----------------------------------
                                                         David Lee

                                          PACIFIC CAPITAL GROUP, INC.

                                          By:          /s/ Gary Winnick
                                             ----------------------------------
                                                        Gary Winnick

                                          GKW UNIFIED HOLDINGS, LLC

                                          By: Pacific Capital Group, Inc.
                                          Manager

                                          By:          /s/ Gary Winnick
                                             ----------------------------------
                                                        Gary Winnick

                                          MRCo, Inc.

                                          By:       /s/ Michael R. Steed
                                             ----------------------------------
                                                      Michael R. Steed

                                                   /s/ Abbott L. Brown
                                          -------------------------------------
                                                      Abbott L. Brown

                                                    /s/ Barry Porter
                                          -------------------------------------
                                                        Barry Porter

                                                    /s/ David L. Lee
                                          -------------------------------------
                                                        David L. Lee

                                                    /s/ Gary Winnick
                                          -------------------------------------
                                                        Gary Winnick

                                                  /s/ Lodwrick M. Cook
                                          -------------------------------------
                                                      Lodwrick M. Cook

                                                  /s/ Hillel Weinberger
                                          -------------------------------------
                                                     Hillel Weinberger

                                                    /s/ Jay R. Bloom
                                          -------------------------------------
                                                        Jay R. Bloom

                                                  /s/ Michael R. Steed
                                          -------------------------------------
                                                      Michael R. Steed

                                   EXHIBIT A

                                                Shares      Share
                                             Beneficially Percentage    Vote
                                                 Held     Ownership  Percentage
                                             ------------ ---------- ----------
Gary Winnick...............................   87,591,172    21.22%      9.50%
CIBC (Including Jay R. Bloom and Michael R.
 Steed)....................................   88,198,248    21.37%     24.59%
MRCo.......................................   30,109,522     7.30%      8.40%
Continental................................   36,442,735     8.83%      9.50%
Barry Porter...............................   17,063,809     4.13%      4.75%
David Lee..................................   18,559,028     4.50%      5.18%
Abbott Brown...............................   10,460,679     2.53%      2.91%
Lod Cook...................................    3,324,169     0.81%      0.93%
Hillel Weinberger..........................    2,245,674     0.54%
                                             -----------    ------     -----
  Total                                      293,995,036    71.23%     65.76%*
  Total Company:                             412,732,100

--------
*Excluding shares beneficially held by Hillel Weinberger

                                                                       ANNEX S-C
                      SHARE TRANSFER RESTRICTION AGREEMENT

  SHARE TRANSFER RESTRICTION AGREEMENT, dated as of September 2, 1999 (this "Agreement"), among certain shareholders listed on the signature pages hereto of Global Crossing Ltd., a company formed under the laws of Bermuda (the "Global Shareholders" and "Global", respectively) and certain shareholders listed on the signature pages hereto of Frontier Corporation, a New York corporation (the "Frontier Shareholders" and "Frontier", respectively) on the one hand, and Global on the other hand. The Global Shareholders and Frontier Shareholders are referred to herein collectively as the "Shareholders".

  A. Global, Frontier and GCF Acquisition Corp. ("Merger Sub") are parties to that certain Agreement and Plan of Merger, dated as of March 16, 1999, as amended by Consent and Amendment No. 1, dated as of May 16, 1999, and by Amendment No. 2, dated as of September 2, 1999 (as amended, the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into Frontier (the "Merger").

  B. Each Global Shareholder beneficially owns shares of Common Stock, par value $.01 per share, of Global (the "Global Common Stock"). Each Frontier Shareholder beneficially owns shares of Common Stock, par value $1.00 per share, of Frontier (the "Frontier Common Stock"). Upon consummation of the Merger, each share of Frontier Common Stock will be converted into the right to receive shares of Global Common Stock as set forth in the Merger Agreement and each Frontier Shareholder shall beneficially own shares of Global Common Stock as a result of the consummation of the transactions contemplated by the Merger Agreement. All such shares of Frontier Common Stock, together with any other shares of capital stock of Frontier any such Frontier Shareholder acquires prior to the Effective Time (as defined in the Merger Agreement) of the Merger and the shares of Global Common Stock received by each Frontier Shareholder in the Merger and all such shares of Global Common Stock held by each Global Shareholder, together with any other shares of capital stock of Global any such Shareholder hereinafter acquires, are referred to as the "Subject Shares".

  C. The Shareholders and Global desire to enter into this Agreement to provide for, among other things, certain restrictions on the sale or other transfer of the record ownership or the beneficial ownership, or both, of the Subject Shares from the date hereof until the termination of this Agreement.

  D. Each Shareholder acknowledges that Global and Frontier are entering into Amendment No. 2 to the Merger Agreement in reliance on the covenants and other agreements of the Shareholders set forth in this Agreement.

                                   AGREEMENT

  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

  SECTION 1. Covenants of the Shareholders.

  1.1 Transfer of Subject Shares. During the term of this Agreement, each Shareholder shall not transfer record ownership or beneficial ownership, or both, of any Subject Shares; provided, that each Shareholder shall be permitted to transfer ownership of Subject Shares (i) in connection with donations to charitable organizations, (ii) pledges or similar security arrangements with third party lenders, (iii) if consented to, prior to the Effective Time, by Global and Frontier, (iv) if consented to, subsequent to the Effective Time, by a committee (the "Committee") of the Board of Directors of Global consisting of one former representative of Frontier (the "Frontier Representative") and one Global member (such consent not to be unreasonably withheld), (v) in connection with a qualified or other domestic relations order or other judicial order, and
(vi) in connection with transfers made solely for estate planning purposes, so long as the transferee agrees in writing to be bound by the terms of this Agreement. For the purpose of this Agreement, the term "transfer" means a sale, an assignment, a grant, a transfer, or other disposition of any Subject Shares or any interest of any nature in any Subject Shares, including, without limitation, the "beneficial ownership" of such Subject Shares (as determined pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended).

  1.2 Further Assurances. Each Shareholder shall execute and deliver during the term of this Agreement, such further certificates, agreements and other documents as Global determines in its sole discretion are necessary or appropriate to implement the restrictions on transfer of the Subject Shares contained in Section 1.1 hereof.

  SECTION 2. Representations and Warranties of the Shareholders. Each Shareholder severally represents and warrants to Global as follows:

  2.1 Power and Authority. Each Shareholder has all requisite power and authority to execute and deliver and perform its obligations under this Agreement.

  2.2 Authorization; Contravention. The execution and delivery by each Shareholder of this Agreement and the performance by it of its obligations under this Agreement have, (1) in the case of each Shareholder that is a corporation, been duly authorized by all necessary corporate action and (2) do not and will not conflict with or result in a violation pursuant to, (A) in the case of each Shareholder that is a corporation, any provision of its certificate of incorporation or bylaws, or similar organizational document, or
(B) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder, the Subject Shares or any of such Shareholder's other properties or assets.

  2.3 Binding Effect. This Agreement, when executed and delivered by each Shareholder will constitute a valid and binding obligation of such Shareholder, enforceable against such Shareholder, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

  2.4 Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any Shareholder or, to the knowledge of any Shareholder, threatened against any Shareholder or any other entity or person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) performance by any party of its obligations under this Agreement.

  SECTION 3. Miscellaneous Provisions.

  3.1 No Waivers; Remedies; Specific Performance.

    3.1.1 No failure or delay by Global in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

    3.1.2 In view of the uniqueness of the obligations contained in this Agreement and the fact that Global would not have an adequate remedy at law for money damages in the event that any obligation under this Agreement is not performed in accordance with its terms, each of the Shareholders therefore agrees that Global shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which Global may be entitled, at law or in equity.

  3.2 Amendments, etc. No amendment, modification, termination, or waiver of any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the Shareholder thereby affected and by Global and Frontier if prior to the Effective Time, and by the Committee if subsequent to the Effective Time, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

  3.3 Successors and Assigns; Third Party Beneficiaries.

    3.3.1 No party shall assign any of its rights or delegate any of its obligations under this Agreement. Any assignment or delegation in contravention of this Section 3.3.1 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under this Agreement.

    3.3.2 The provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

  3.4 Governing Law. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto, shall be governed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

  3.5 Severability of Provision. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

  3.6 Term. This Agreement shall be effective as of the date specified in the first paragraph of this Agreement, and shall terminate upon the first to occur of (i) that date which is six months after the Effective Time of the Merger and
(ii) the termination of the Merger Agreement pursuant to Section 7.1 thereof (the "Termination Date").

  3.7 Survival. Each representation, warranty or covenant shall remain in full force and effect until the Termination Date.

  3.8 Submission to Jurisdiction; Waiver. Each Shareholder and Global irrevocably agrees that any legal action or proceeding with respect to this Agreement may be brought and determined in the courts of the State of New York, and each Shareholder and Global hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each Shareholder and Global hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 3.8, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Agreement does not involve less than $250,000 and the parties intend that Section 5-1401 of the New York General Obligations will apply to this Agreement.

  3.9 Waiver of Jury Trial. Each party, as a condition of its right to enforce or defend any right under or in connection with this Agreement, waives any right to a trial by jury in any action to enforce or defend any right under this Agreement and agrees that any action shall be tried before a court and not before a jury.

  3.10 Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (1) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (3) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be given to Global and Frontier at its address stated in Section 8.2 of the Merger Agreement and all notices to the Shareholders shall be given at their respective addresses in the records of Global, or Frontier, as the case may be, or, in each case, at any other address as the party may specify for this purpose by notice to the other parties.

  3.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          GLOBAL SHAREHOLDERS

                                          /s/ William Carter, Jr.
                                          -------------------------------------
                                          Name: William Carter, Jr.

                                          /s/ Dan Cohrs
                                          -------------------------------------
                                          Name: Dan Cohrs

                                          /s/ John Comparin
                                          -------------------------------------
                                          Name: John Comparin

                                          /s/ Wallace S. Dawson
                                          -------------------------------------
                                          Name: Wallace S. Dawson

                                          /s/ James Gorton
                                          -------------------------------------
                                          Name: James Gorton

                                          /s/ Robert Sheh
                                          -------------------------------------
                                          Name: Robert Sheh

                                          /s/ Thomas J. Casey
                                          -------------------------------------
                                          Name: Thomas J. Casey

                                          /s/ Jack M. Scanlon
                                          -------------------------------------
                                          Name: Jack M. Scanlon

                                          /s/ Robert Annunziata
                                          -------------------------------------
                                          Name: Robert Annunziata

                                          /s/ William E. Conway
                                          -------------------------------------
                                          Name: William E. Conway

                                          /s/ Dean C. Kehler
                                          -------------------------------------
                                          Name: Dean C. Kehler

                                          /s/ Geoffrey J.W. Kent
                                          -------------------------------------
                                          Name: Geoffrey J.W. Kent

                                          /s/ Jay R. Levine
                                          -------------------------------------
                                          Name: Jay R. Levine

                                          /s/ William P. Phoenix
                                          -------------------------------------
                                          Name: William P. Phoenix

                                          /s/ Bruce Raben
                                          -------------------------------------
                                          Name: Bruce Raben

                                          FRONTIER SHAREHOLDERS

                                          /s/ Robert Barrett
                                          -------------------------------------
                                          Name: Robert Barrett

                                          /s/ Joseph P. Clayton
                                          -------------------------------------
                                          Name: Joseph P. Clayton

                                          /s/ Rolla P. Huff
                                          -------------------------------------
                                          Name: Rolla P. Huff

                                                                       ANNEX S-D

[LOGO OF SALOMON SMITH BARNEY]

September 2, 1999

Board of Directors
Global Crossing Ltd.
Wessex House
45 Reid Street
Hamilton, Bermuda

Members of the Board:

  You have requested us to confirm, in connection with our opinion addressed to you dated March 16, 1999, and our confirmation of that opinion dated May 16, 1999, that, in light of the Amendment to the Merger Agreement (each as defined below), the exchange ratio (the "Revised Exchange Ratio") of 2.05 shares of common stock, par value $0.01 per share ("Global Crossing Common Stock"), of Global Crossing Ltd. ("Global Crossing") to be exchanged in the Merger (as defined below) for each issued and outstanding share of common stock, par value $1.00 per share, of Frontier Corporation ("Frontier") (other than shares owned or held directly or indirectly by Global Crossing or directly by Frontier), as revised on September 2, 1999, is fair from a financial point of view to Global Crossing. We understand that Global Crossing has entered into an Amendment No. 2 dated September 2, 1999 (the "Amendment") to the Agreement and Plan of Merger dated March 16, 1999, as amended by the Consent and Amendment dated May 16, 1999 (as so amended, the "Merger Agreement"), with Frontier and GCF Acquisition Corp. ("Sub"), a wholly owned subsidiary of Global Crossing, pursuant to which Frontier will merge with Sub (the "Merger").

  In conducting our review and analysis to provide you our opinion, we undertook to update the factors we considered in rendering our opinion dated March 16, 1999 and our confirmation of that opinion dated May 16, 1999. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to financial forecasts of Global Crossing and Frontier and estimated cost savings and synergies resulting from the Merger, we have assumed that they have been reasonably prepared on bases reflecting best currently available estimates and judgments of the managements of Global Crossing and Frontier, respectively, and we express no opinion with respect to such forecasts, cost savings or synergies or the assumptions on which they are based. We also have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Global Crossing or Frontier.

  Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Global Crossing Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Global Crossing's underlying business decision to effect the Merger, and we express no view on the effect on Global Crossing of the Merger and related transactions. Our opinion is directed only to the fairness, from a financial point of view, of the Revised Exchange Ratio to Global Crossing and does not constitute a recommendation concerning how holders of Global Crossing Common Stock should vote regarding the proposed issuance of Global Crossing Common Stock pursuant to the Merger or any related matter.

  We have acted as financial advisor to the Board of Directors of Global Crossing in connection with the Merger and are receiving a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade the securities of Global Crossing and Frontier and their affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Also, we and our affiliates have previously rendered investment banking and financial advisory services to Global Crossing and Frontier and certain of their affiliates for which we have received customary compensation. We and our affiliates may have other business relationships with Global Crossing, Frontier and their respective affiliates.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Revised Exchange Ratio is fair to Global Crossing from a financial point of view.

                                          Very truly yours,

                                          Salomon Smith Barney Inc.

                                                                       ANNEX S-E

MORGAN STANLEY DEAN WITTER

September 2, 1999

Board of Directors
Frontier Corporation
180 South Clinton Avenue
Rochester, NY 14646

Members of the Board:

  We understand that Frontier Corporation ("Frontier" or the "Company"), Global Crossing Ltd. ("Global Crossing") and GCF Acquisition Corp., a wholly owned subsidiary of Global Crossing ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated as of March 16, 1999 and amended as of May 16, 1999 and September 2, 1999 (as so amended, the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Frontier. Pursuant to the Merger, Frontier will become a wholly owned subsidiary of Global Crossing and each outstanding share of common stock, par value $1.00 per share (the "Frontier Common Stock") of Frontier, other than shares held directly or indirectly by Global Crossing or directly by Frontier, will be converted into the right to receive a certain number of shares of common stock, par value $.01 per share (the "Global Crossing Common Stock"), of Global Crossing equal to the Exchange Ratio (as defined in the Merger Agreement). The terms and conditions of the Merger and an Alternative Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

  You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Frontier Common Stock (other than Global Crossing and its affiliates).

  For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company and Global Crossing;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Global Crossing prepared by the managements of the Company and Global Crossing, respectively;

    (iii) analyzed certain financial projections for the Company and Global Crossing prepared by the managements of the Company and Global Crossing, respectively;

    (iv) reviewed certain reports prepared by consultants retained by Global Crossing with respect to demand forecasts for certain markets in which Global Crossing currently intends to operate and held discussions regarding such forecasts with one of these consultants;

    (v) analyzed certain financial projections for the Company contained in certain securities analysts' research reports that were recommended for review by the management of the Company;

    (vi) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger or, if applicable, the Alternative Merger, with the senior executives of the Company;

    (vii) discussed the past and current operations and financial condition and the prospects of Global Crossing, including information relating to certain strategic, financial and operational benefits anticipated from the Merger or, if applicable, the Alternative Merger, with the senior executives of Global Crossing;

    (viii) reviewed the pro forma impact of the Merger or, if applicable, the Alternative Merger on Global Crossing's cash flow, consolidated capitalization and financial ratios;

    (ix) reviewed the reported prices and trading activity for the Frontier Common Stock and the Global Crossing Common Stock;

    (x) compared the financial performance of the Company and Global Crossing and the prices and trading activity of the Frontier Common Stock and the Global Crossing Common Stock with those of certain other comparable publicly-traded companies and their securities;

    (xi) reviewed the financial terms, to the extent publicly available, of certain comparable transactions relating to the Merger;

    (xii) participated in discussions and negotiations among representatives of the Company and Global Crossing and their financial and legal advisors in connection with the Merger;

    (xiii) discussed certain tax issues with senior executives of the Company and Global Crossing and with the Company's legal and tax advisors in connection with the Merger;

    (xiv) reviewed the Merger Agreement, Consent and Amendment No. 1, Amendment No. 2 and certain related documents; and

    (xv) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial and other operating data and discussions relating to the strategic, financial and operational benefits anticipated from the Merger or, if applicable, the Alternative Merger, we have assumed that such financial and operating data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future operating and financial performance of the Company and Global Crossing. We have relied upon the financial projections for the Company included in the securities analysts' research reports reviewed by us based on our own independent evaluation of these reports and indications by management of the Company that the analyses contained in these reports were reasonably comprehensive and detailed and were based on assumptions about the trends influencing the Company's financial results that were generally consistent with those of the Company's management. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

  We have further assumed with your consent that, except as provided below, the transactions contemplated by the Merger Agreement, including the Merger or, if applicable, the Alternative Merger, will be consummated on the terms set forth in the Merger Agreement, including, among other things, that the Merger or, if applicable, the Alternative Merger will be treated as a tax-free reorganization or, if applicable, exchange pursuant to the Internal Revenue Code of 1986, as amended. In addition, with the consent of the Company, we have relied upon the advice of legal and tax advisors to the Company as to certain tax matters relating to the Alternative Merger. In addition, we have assumed that in connection with the receipt of all necessary regulatory approvals for the Merger or, if applicable, the Alternative Merger, no restrictions will be imposed that would have a material adverse effect on the Company, Global Crossing or the contemplated benefits expected to be derived in the Merger or, if applicable, the Alternative Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and Global Crossing and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger or, if applicable, the Alternative Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Global Crossing Common Stock will trade following announcement or consummation of the proposed Merger or, if applicable, the Alternative Merger, and Morgan Stanley expresses no opinion or recommendation as to how the holders of the Frontier Common Stock should vote at the shareholders' meetings held in connection with the Merger or the Alternative Merger.

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Frontier Common Stock (other than Global Crossing and its affiliates).

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated

                                                   /s/ Paul J. Taubman
                                          By: ---------------------------------
                                                      Paul J. Taubman
                                                     Managing Director

                                      LOGO
                              FRONTIER CORPORATION


----------------------
To vote by telephone:
----------------------


It's fast, convenient, and immediate!
Call toll-free on a touch-tone phone
1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:

1.     Read the accompanying joint proxy
       statement/prospectus and proxy card

2.     Call the toll-free number
       1-877-PRX-VOTE (1-877-779-8683)

3. Enter your 14-digit control number located on your proxy card above your name

4.     Follow the recorded instructions

Your vote is important!
Call 1-877-PRX-VOTE anytime!


----------------------
To vote by Internet:
----------------------


It's fast, convenient, and your vote is immediately confirmed and posted!


Follow these four easy steps:

1.     Read the accompanying joint proxy
       statement/prospectus and proxy card

2.     Go to the website:
       http://www.eproxyvote.com/fro

3. Enter your 14-digit control number located on your proxy card above your name

4.     Follow the instructions provided

Your vote is important!
Go to http://www.eproxyvote.com/fro anytime!


       Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 3:00 p.m. EDT, September 22, 1999.

       You may also cast your vote by indicating your vote on the enclosed proxy card, signing and dating the proxy card and returning the proxy card promptly in the envelope provided. Please see the instructions on the proxy card.

       If you wish to attend the Special Meeting in person, please mark the box below and complete the ticket request form provided. You may also call the shareholder line at 1-800-573-2473 to request an admission ticket. If you wish to change your address, please mark the box below and note you change of address at left.


     Do not return the enclosed proxy card if you are voting by telephone or
                                   Internet.


                              THANK YOU FOR VOTING!

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------


       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

1. Proposal to adopt the Agreement and Plan of Merger, dated as of March 16, 1999 and as amended as of May 16, 1999, as the same may be amended from time to time, among Global Crossing Ltd., GCF Acquisition Corp. and Frontier Corporation.


             FOR               AGAINST               ABSTAIN
             [ ]                 [ ]                   [ ]


2. In accordance with their discretion on any matters which may properly come before the meeting or which are incident to the conduct of the meeting.



MARK HERE FOR ADDRESS                     MARK HERE IF YOU
CHANGE AND NOTE AT LEFT     [    ]        PLAN TO ATTEND THE MEETING      [    ]
                             ----                                          ----

PLEASE SIGN NAME BELOW EXACTLY AS IT APPEARS ON THIS PROXY, DATE AND
RETURN THE PROXY PROMPTLY IN THE ENVELOPE PROVIDED. When signing as attorney, executor, trustee or in other representative capacity, state full title. For stock held in joint tenancy, each joint owner should sign.

Signature:________________________  Date:______________

Signature:________________________   Date:_____________

Ticket Request

         If you would like to attend the Special Meeting of Shareholders to be held at the Crowne Plaza of Rochester, 70 State Street, Rochester, New York, at 10:30 a.m., local time, on September 23, 1999, you may use this form to request your admission ticket. Complete the form by typing or printing your name and address. All admission tickets for the meeting will be provided at the registration desk beginning at 9:30 a.m. Please note that doors to the meeting will not be open before 9:30 a.m. The envelope provided for the return of your proxy card should also be used to return this form.

         You may also request an admission ticket by calling the shareholder line 1-800-573-2473. If you hold your shares through a broker or otherwise are not a record holder, we may require you to show evidence of your share position before you will be allowed into the Special Meeting.

Note: If your shares are not registered in your own name, please advise the shareholder of record, which may be your bank, broker, trustee, etc., that you wish to attend the Special Meeting. The registered owner must provide you with evidence of your stock ownership so that you will be admitted at the meeting.



Name___________________________________________
Street_________________________________________
City___________________________________________
State____________________Zip Code______________

Please print or type the above information.




                             FOLD AND DETACH HERE
--------------------------------------------------------------------------------



    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FRONTIER
                                 CORPORATION.

         The undersigned (a) appoints Joseph P. Clayton and Josephine S. Trubek and each of them, with full power of substitution, his or her proxy to represent and vote, as designated below, all shares of Frontier Corporation registered in the name of the undersigned, with the powers the undersigned would possess if personally present at the Special Meeting of Shareholders to be held at the Crowne Plaza of Rochester, 70 State Street, Rochester, New York, at 10:30 a.m., local time, on September 23, 1999, and at any postponement, continuation or adjournment thereof and (b) revokes all prior proxies.


         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT.


             (Continued and TO BE SIGNED AND DATED on reverse side.)